UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. __)

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CERNER CORPORATION
(Name of Registrant as Specified In Its Charter)

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April 6, 2018

Dear Shareholder:

You are cordially invited to attend the Annual Shareholders' Meeting of Cerner Corporation to be held at 10:00 a.m., local time, on Friday, May 18, 2018, in The Cerner Round Auditorium in the Cerner Vision Center, located on the Cerner campus at 2850 Rockcreek Parkway, North Kansas City, Missouri 64117.

We are pleased to take advantage of the Securities and Exchange Commission rules that allow companies to furnish their proxy materials to their shareholders over the Internet. As a result, we are mailing to most of our shareholders a notice instead of a printed copy of this Proxy Statement and our 2017 Annual Report to Shareholders. The notice contains instructions on how to access those documents over the Internet. The notice also contains instructions on how shareholders can receive a printed copy of our proxy materials. Employing this distribution process will conserve natural resources and reduce the costs of printing and distributing our proxy materials.

Details of the business to be conducted at the Annual Shareholders' Meeting are provided in the attached Notice of Annual Shareholders' Meeting and Proxy Statement. We will also report on matters of current interest to our shareholders and answer questions.

We hope you will be able to attend the meeting. However, even if you plan to attend in person, please vote your shares promptly to ensure they are represented at the meeting. You may submit your proxy vote by telephone or Internet as described in the following materials or, if you requested to receive printed proxy materials, by completing and mailing a proxy or voting instruction form. If you decide to attend the meeting and wish to change your proxy vote for shares held in your name, you may do so automatically by voting in person at the meeting.

Your vote is important and promptly voting will help ensure that as many shares as possible are represented. On behalf of the entire Board, I’d like to thank you for your support. We are optimistic about Cerner's future and are honored by the confidence you have shown through your ownership of our shares.

Very truly yours,

CERNER CORPORATION

Brent Shafer
Chairman of the Board of Directors and
Chief Executive Officer

CERNER CORPORATION
2800 ROCKCREEK PARKWAY
NORTH KANSAS CITY, MISSOURI 64117

NOTICE OF ANNUAL SHAREHOLDERS' MEETING
MAY 18, 2018

TO OUR SHAREHOLDERS:

The Annual Shareholders' Meeting of Cerner Corporation will be held on Friday, May 18, 2018, at 10:00 a.m., local time, in The Cerner Round Auditorium in the Cerner Vision Center, located on the Cerner campus at 2850 Rockcreek Parkway, North Kansas City, Missouri 64117, for the following purposes:

1.	To elect two Class II Directors: Mitchell E. Daniels, Jr. and Clifford W. Illig, each to serve for a three-year term (see Proposal #1);

2.	The ratification of the appointment of KPMG LLP as the independent registered public accounting firm of Cerner Corporation for 2018 (see Proposal #2);

3.	To conduct an advisory vote to approve the compensation of our Named Executive Officers (see Proposal #3); and

4.	Any other business that may properly come before the Annual Shareholders' Meeting or any postponement or adjournment thereof.

These items are more fully described in the following pages, which are made part of this notice.

The holder of record of each share of our common stock at the close of business on Wednesday, March 21, 2018 is entitled to receive notice of and to vote at the Annual Shareholders' Meeting or any adjournment or postponement of the meeting. Shares of common stock can be voted at the Annual Shareholders' Meeting only if the holder is present in person or by valid proxy. The Board of Directors of Cerner Corporation solicits you to vote your shares by telephone or the Internet or, if you have requested a paper copy of these materials, to sign, date and promptly mail the Proxy Card or voting instruction form in the enclosed postage prepaid envelope, regardless of whether you intend to be present at the Annual Shareholders' Meeting. You are urged, however, to attend the Annual Shareholders' Meeting.

A copy of our Annual Report to Shareholders, which includes audited consolidated financial statements, is available at www.proxyvote.com or, if you have requested a paper copy of these materials, is enclosed. The Annual Report is not part of our proxy soliciting material.

BY ORDER OF THE BOARD OF DIRECTORS,

Randy D. Sims
Secretary

You may vote your shares by telephone, via the Internet or, if you requested to receive printed proxy materials, by completing, signing, dating and mailing your Proxy Card. The proxy may be revoked at any time before your shares are voted at the meeting by submitting written notice of revocation to the Secretary of Cerner Corporation or by submitting another timely proxy. If you are present at the meeting, you may choose to vote your shares in person, and any previously submitted proxy will not be used. If you hold shares through a broker, bank or other nominee, please check the voting instructions used by that broker, bank or nominee.

Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholders' Meeting to be held on May 18, 2018: The 2018 Proxy Statement and 2017 Annual Report to Shareholders are available at www.proxyvote.com and on www.cerner.com under "Investor Relations, Financial Information, Proxy Materials."

PROXY STATEMENT

CERNER CORPORATION
2800 ROCKCREEK PARKWAY
NORTH KANSAS CITY, MISSOURI 64117

PROXY STATEMENT

2018 ANNUAL SHAREHOLDERS' MEETING
MAY 18, 2018

This Proxy Statement, which is first made available on or about April 6, 2018, is furnished to you in connection with the solicitation of proxies by the Board of Directors (the "Board") of Cerner Corporation, a Delaware corporation ("Cerner," the "Company," "us," "our" or "we"), for use at the Annual Shareholders' Meeting of the Company to be held on May 18, 2018, commencing at 10:00 a.m., local time, in The Cerner Round Auditorium in the Cerner Vision Center, located on Cerner's campus at 2850 Rockcreek Parkway, North Kansas City, Missouri 64117, and any postponement or adjournment thereof. Your vote is very important. For this reason, the Board is requesting that you allow your shares of common stock, par value $0.01 per share, of the Company ("Common Stock") to be represented at the Annual Shareholders' Meeting by the persons named as proxies on the Proxy Card.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Who can vote?
You are entitled to vote your outstanding shares of Common Stock if our records show that you held your shares as of the close of business on Wednesday, March 21, 2018, the record date for our meeting. At the close of business on that date, 331,735,820 shares of Common Stock were outstanding and entitled to vote. Each share of Common Stock is entitled to one vote. Your Proxy Card shows the number of shares that you are entitled to vote. Your individual vote is confidential and will not be disclosed to third parties.

What is the difference between a shareholder of record and a "street name" holder?
If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the shareholder of record with respect to those shares.

If your shares are held in a stock brokerage account or by a broker, bank or other nominee, then the broker, bank or other nominee is considered to be the shareholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares and your shares are said to be held in "street name." Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank or other nominee how to vote their shares using the voting instruction form provided by such broker, bank or other nominee.

How do I vote?
If your Common Stock is held by a broker, bank or other nominee (i.e., in street name or through the Cerner Corporation Foundations Retirement Plan), you will receive instructions from the broker, bank or other nominee that you must follow in order to have your shares voted. These instructions should indicate if Internet or telephone voting is available and, if so, provide details regarding how to use those systems to vote your shares. Additionally, you may vote these shares in person at the Annual Shareholders' Meeting if you have requested and received a legal proxy from your broker, bank or other nominee (the shareholder of record) giving you the right to vote these shares in person at the Annual Shareholders' Meeting.

If you hold your shares in your own name (i.e., as a holder of record), you may vote your shares over the Internet, by telephone, in person or, if you received a printed set of proxy materials, by mail. PLEASE CHOOSE ONLY ONE OF THE FOLLOWING:

1.    By Internet:  To vote by Internet, go to www.proxyvote.com. You may vote via the Internet 24 hours a day, 7 days a week until 11:59 p.m. (ET) on May 17, 2018.

2.    By Telephone:  You may vote by telephone 24 hours a day, 7 days a week until 11:59 p.m. (ET) on May 17, 2018. If you are in the United States or Canada, you may call toll-free 1 (800) 690-6903.

3.    By Mail: If you requested proxy materials by mail, you may instruct the persons named as proxies how to vote your Common Stock by completing, signing, dating and mailing the Proxy Card in the envelope provided. If you mail your Proxy Card, we must receive it before 10:00 a.m. (CT) on Friday, May 18, 2018, the day of the Annual Shareholders' Meeting.

If you are returning your Proxy Card to Broadridge Financial Solutions, Inc., they must receive it before 10:00 a.m. (ET) on Thursday, May 17, 2018, the day before the Annual Shareholders' Meeting.

4.    In Person:  Of course, you can always come to the meeting and vote your shares in person. You can vote by any of the methods above prior to the meeting and still attend the Annual Shareholders' Meeting. In all cases, a vote at the Annual Shareholders' Meeting will revoke any prior votes.

In order to vote, you need the control number on your Proxy Card or Notice of Internet Availability of Proxy Materials (the "Notice"). Each shareholder has a unique control number so we can ensure all voting instructions are genuine and prevent duplicate voting. Depending on the number of accounts in which you hold Common Stock, you may receive and need to vote more than one control number. If you vote by Internet or telephone, you do not need to return a Proxy Card.

How do I vote if my shares are held in the Cerner Corporation Foundations Retirement Plan?
If you hold any shares in the Cerner Corporation Foundations Retirement Plan (the "401(k) Plan"), you are receiving, or are being provided access to, the same proxy materials as any other shareholder of record. However, your proxy vote will serve as voting instructions to the 401(k) Plan trustee. Your voting instructions must be received at least three days prior to the Annual Shareholders' Meeting in order to count. In accordance with the terms of the 401(k) Plan, the trustee will vote all of the shares held in the 401(k) Plan in the same proportion as the actual proxy votes submitted by 401(k) Plan participants as of 11:59 p.m. (ET) on May 15, 2018. We encourage you to provide instructions to the trustee regarding the voting of your shares.

How may I revoke or change my proxy instructions?
If you are a shareholder of record and vote your shares, and later desire to revoke or change your vote (prior to the Annual Shareholders' Meeting), you may revoke and then change your initial proxy instructions by any of the following procedures:

1. Follow the telephone or Internet voting instructions on how to revoke or change your vote by logging in and resubmitting your vote;

2. Completing, signing and returning another signed Proxy Card with a later date that we receive before 10:00 a.m. (CT) on Friday, May 18, 2018; or

3. Attend the Annual Shareholders' Meeting and vote your shares in person.
Your attendance at the Annual Shareholders' Meeting will not automatically revoke your proxy unless you vote again at the Annual Shareholders' Meeting or specifically request that your prior proxy be revoked by delivering to the Corporate Secretary a written notice of revocation prior to the Annual Shareholder's Meeting.
If your shares are held in "street name" through a broker, bank or other nominee, you must contact your broker, bank or nominee to receive instructions as to how to revoke your proxy if such instructions have not already been provided to you. In any case, your last properly-received and timely voted proxy or ballot will be the vote that is counted.

How are votes counted?
The Annual Shareholders' Meeting will be held if a majority of our outstanding shares entitled to vote is represented at the meeting, either in person or by properly executed proxy. If you have returned valid proxy instructions or attend the meeting in person, your shares will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters introduced at the meeting. Broker non-votes (which are discussed below) will also be counted for the purpose of determining whether there is a quorum. If a quorum is not present or represented by proxy, the Annual Shareholders' Meeting may be adjourned from time to time, without notice other than announcement at the meeting, until a quorum is obtained.

If you give us a proxy without giving specific voting instructions, your shares will be voted by the persons named as proxies as recommended by the Board. We are not aware of any other matters to be presented at the Annual Shareholders' Meeting except for those described in this Proxy Statement. However, if any other matters not described in this Proxy Statement are properly presented at the meeting, the persons named as proxies will use their own judgment to determine how to vote your shares. If the meeting is postponed or adjourned, your shares may be voted by the persons named as proxies on the new meeting date as well, unless you have revoked your proxy instructions prior to that time. All votes will be tabulated by two Inspectors of Election appointed by the Board.

What is a broker non-vote?
A "broker non-vote" occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker, bank or other nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker non-votes are counted as present or represented for purposes of determining the presence or absence of a quorum for the Annual Shareholders' Meeting, if such shares are otherwise properly represented at the meeting in person or by proxy.

If you are a beneficial shareholder and your broker, bank or other nominee holds your shares in its name, the broker, bank or other nominee is permitted to vote your shares on the ratification of the appointment of KPMG LLP (Proposal #2) as the Company's independent registered public accounting firm, even if the broker, bank or other nominee does not receive voting instructions from you.

Brokers, banks and other nominees do not have discretionary voting rights with respect to the election of Directors (Proposal #1) or the advisory vote to approve the compensation of our Named Executive Officers (Proposal #3). Therefore, if you do not instruct your broker, bank or other nominee how you would like your shares voted with respect to these proposals, your shares will not be voted on such proposals.

May I attend the Annual Shareholders' Meeting?
If you were a holder of record on the record date, Wednesday, March 21, 2018, you may attend and vote at the Annual Shareholders' Meeting. If you want to vote in person any shares you hold in street name, you must get a proxy in your name from your broker, bank or other nominee.

If you are unable to attend the meeting in person, you may listen to the meeting via audio webcast through Cerner's website, www.cerner.com. Please go to our website prior to the annual meeting for details, which can be found under Investor Relations (Presentations and Webcasts). For those who cannot listen to the live broadcast, a replay will be available shortly after the meeting.

What vote is required?
With respect to Proposal #1 (the election of Directors), you may vote "For" or "Against" each of the nominees for Director, or you may "Abstain" from voting for one or more nominees. In an uncontested Director election, such as this one, the affirmative vote of a majority of the votes cast, in person or by proxy, is required for the election of Directors (Proposal #1) (meaning the number of shares voted "For" a nominee must exceed the number of shares voted "Against" a nominee). If any nominee for Director receives a greater number of votes "Against" his or her election than votes "For" such election, our Bylaws require that such person tender his or her resignation to the Board following certification of the vote as further discussed below under "Consideration of Director Nominees - Majority Voting for Directors." Abstentions and broker non-votes are not considered votes cast for the foregoing purpose, and will have no effect on the election of nominees. No shareholder may vote in person or by proxy for more than two nominees at the Annual Shareholders' Meeting. Shareholders do not have cumulative voting rights in the election of Directors.

The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the meeting will be required for:

• the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2018 (Proposal #2);
• the approval, on an advisory basis, of the compensation of our Named Executive Officers (Proposal #3); and
• any other proposal that might properly come before the meeting.

This means that of the shares present in person or by proxy and entitled to vote at the meeting, a majority of them must be voted "For" the proposal for it to be approved. With respect to Proposal #s 2 and 3, you may vote "For," "Against" or "Abstain." Abstentions and broker non-votes are considered to be "present" and "entitled to" vote at the meeting with respect to Proposal #s 2 and 3, and as a result, abstentions and broker non-votes will have the same effect as a vote "Against" these proposals. However, as discussed above, brokers, banks and other nominees may use their discretionary voting authority with respect to the ratification of our independent registered public accounting firm (Proposal #2), so no broker non-votes are expected for this proposal.

The results of the vote on Proposal #3 (the advisory say-on-pay vote on the compensation of our Named Executive Officers) is not binding on the Board, whether or not the proposal is approved at the Annual Shareholders' Meeting. In evaluating the shareholder vote on this advisory resolution, the Board will consider the voting results in their entirety.

How does the Board recommend that I vote?
The Board recommends a vote in favor of:

• each nominee for Director (Proposal #1);
• the ratification of the appointment of KPMG LLP as the independent registered public accounting firm of the Company for 2018 (Proposal #2); and
• the approval, on an advisory basis, of the compensation of our Named Executive Officers (Proposal #3).

Who pays the cost of this proxy solicitation?
We will bear all costs of solicitation of proxies. We will solicit proxies by mail, except for any incidental personal solicitation made by our Directors, officers and associates (employees), for which they will not be paid. We will request brokers, banks and other nominees to forward proxy soliciting materials to the beneficial owners of stock they hold of record. We will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of the proxy materials.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials via the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to our shareholders. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. We encourage shareholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our annual meetings.

How can I receive my proxy materials by e-mail in the future?
Instead of receiving future paper copies of our proxy materials by mail, you can elect to receive an e-mail with links to these documents, your control number and instructions for voting over the Internet. Opting to receive your proxy materials by e-mail will save the cost of producing and mailing documents to you and will also help conserve resources. Your e-mail address will be kept separate from any other company operations and will be used for no other purpose.

If we mailed you our proxy statement and annual report and you would like to sign up to receive these materials by e-mail in the future, you can choose this option by:

• following the instructions on your Proxy Card or voting instruction form; or
• following the instructions provided when you vote over the Internet.

Your election to receive proxy materials by email will remain in effect until you terminate it.

Who should I call if I have questions?	If you have questions about the Annual Shareholders' Meeting or voting, please call our Corporate Secretary, Randy D. Sims, at (816) 221-1024.
Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholders' Meeting to be held on May 18, 2018: The 2018 Proxy Statement and 2017 Annual Report to Shareholders are available at www.proxyvote.com and www.cerner.com under "Investor Relations, Financial Information, Proxy Materials."

INFORMATION CONCERNING DIRECTORS

Our Board is currently comprised of nine Directors. However, as previously disclosed, the Board intends to decrease the size of the Board to eight Directors immediately prior to the 2018 Annual Shareholders' Meeting upon the retirement of William B. Neaves, Ph.D. at the expiration of his current term.

Our Board is divided into three classes, with each of the classes serving staggered terms of three years. The terms of our Class II Directors will expire at this year's Annual Shareholders' Meeting. Those elected as Class II Directors this year will serve as Directors until the 2021 annual meeting. The terms of the Class III and Class I Directors will expire at the 2019 and 2020 annual meetings, respectively.

The Board has determined that all seven current non-employee members of the Board are independent Directors as required by the rules of the Securities and Exchange Commission ("SEC") and The Nasdaq Stock Market LLC ("Nasdaq"). The names and biographies of the Company's current Directors, including those individuals nominated for election as Class II Directors, are set forth below, except for Dr. Neaves who is not standing for re-election to the Board. Ages provided are as of the date of our 2018 Annual Shareholders' Meeting.

CLASS I (Serving for a Term to Expire at the 2020 Annual Meeting)

Dr. Gerberding has been a member of the Board of Directors of the Company since March 2017. She was named Executive Vice President and Chief Patient Officer, Strategic Communications, Global Public Policy and Population Health, of Merck & Co., Inc. ("Merck") in July 2016. Merck is a global health care company that delivers innovative health solutions through its prescription medicines, vaccines, biologic therapies and animal health products, which it markets directly and through its joint ventures. In this position, Dr. Gerberding is responsible for Merck's global public policy, corporate responsibility and communications functions, as well as the Merck Foundation and the Merck for Mothers program. Dr. Gerberding also leads new partnership initiatives that accelerate Merck's ability to contribute to improved population health, a measure of impact that is increasingly valued by governments and other global health organizations.

Dr. Gerberding joined Merck as President of Merck Vaccines in January 2010 and was promoted to Executive Vice President for Strategic Communications, Global Public Policy and Population Health in December 2015. Prior to joining Merck, Dr. Gerberding served as Director of the U.S. Centers for Disease Control and Prevention ("CDC") from 2002-2009 and before that served as Director of the Division of Healthcare Quality Promotion. Before joining the CDC, Dr. Gerberding was a tenured faculty member in Infectious Diseases at the University of California at San Francisco ("UCSF"). She continues as an Adjunct Associate Clinical Professor of Medicine at UCSF.

The following experience, qualifications, attributes and/or skills led the Board to conclude that Dr. Gerberding should serve as a Director: her medical and science-based professional background and experience, current and previously held senior-executive level leadership positions at a global public company, her knowledge of and experience with global public policy, health care leadership and population health, and her independence from the Company.

Julie L. Gerberding, M.D., M.P.H. (Age 62) Member of the: • Audit Committee • Compensation Committee • Nominating, Governance & Public Policy Committee

Mr. Shafer joined the Company as Chairman of the Board and Chief Executive Officer in February 2018. Prior to joining the Company, he served as Chief Executive Officer of Philips North America, a health technology company and the North American division of Koninklijke Philips N.V. ("Philips"), since February 2014. In that position, Mr. Shafer led an organization of 17,000 employees and oversaw a health technology portfolio that included a broad range of solutions and services covering patient monitoring, imaging, clinical informatics, sleep and respiratory care as well as a group of market-leading consumer-oriented brands. For 12 years, Mr. Shafer played a key role in helping Philips develop and strengthen its health care focus, increase its profitability and grow its market share. Prior to his most recent position, Mr. Shafer served as Chief Executive Officer of the global Philips' Home Healthcare Solutions business, a home healthcare services provider with 6,000 employees, from May 2010 until May 2014, as Chief Executive Officer of the North America region for Royal Philips Electronics from January 2009 until May 2010, and as President and Chief Executive Officer of the Healthcare Sales and Service business for Philips North America from May 2005 until May 2010. Prior to joining Philips, Mr. Shafer served in various senior leadership positions with other companies, including Hill-Rom Company Inc., GE Medical Systems, and Hewlett-Packard.

The following experience, qualifications, attributes and/or skills led the Board to conclude that Mr. Shafer should serve as a Director: his appointment as CEO of the Company; his significant experience in senior-executive level leadership positions of the health care technology division of a large, publicly traded company; his leadership in the growth and strategies of a complex, multinational organization over a number of years; his experience in global business; his commitment to innovation; and his knowledge of and experience from the provider and supplier side of the health care industry.

Brent Shafer (Age 60)

Mr. Zollars has been a member of the Board of Directors of the Company since May 2005. He is the former Chairman, President and Chief Executive Officer of YRC Worldwide (now known as YRC Freight), which positions he held from November 1999 to July 2011. Prior to that, Mr. Zollars served as President of Yellow Transportation, Inc. from September 1996 through November 1999. From 1994 to 1996, Mr. Zollars was Senior Vice President of Ryder Integrated Logistics, and prior to that, Mr. Zollars held various executive positions with Eastman Kodak. Mr. Zollars also serves on the boards of directors of Prologis, Inc. and CIGNA Corporation.

The following experience, qualifications, attributes and/or skills led the Board to conclude that Mr. Zollars should serve as a Director: his professional background and experience in senior-executive leadership positions at public companies, his service on other public and private company boards, Cerner board experience, board attendance and participation, and his extensive experience with large employers, industry usage of information technology and his extensive understanding of strategic planning, tactical business decision-making, risk management and corporate financial statements.

William D. Zollars (Age 70) Member of the: • Audit Committee • Compensation Committee

CLASS II (Serving and Nominated for a Term to Expire at the 2021 Annual Meeting)

Mr. Daniels has been a member of the Board of Directors of the Company since December 2013. Mr. Daniels is the 12th President of Purdue University, a post he assumed in January 2013, at the conclusion of his term as Governor of Indiana. He was elected Indiana's 49th governor in 2004 in his first bid for any elected office. He was re-elected in 2008 to a second and final term, receiving more votes than any candidate for any public office in the state's history. As governor, Mr. Daniels spearheaded a host of reforms aimed at strengthening the Indiana economy, and improving the ethical standards, fiscal condition and performance of state government. Mr. Daniels came from a successful career in business and government, holding numerous top management positions in both the private and public sectors. He served as the Chief Executive Officer of the Hudson Institute and as President of Eli Lilly & Company's North American Pharmaceutical Operations. He also served as Chief of Staff to Senator Richard Lugar, a senior advisor to President Ronald Reagan and Director of the Office of Management and Budget under President George W. Bush. Mr. Daniels currently serves as a member of the boards of directors for Energy Systems Network, Interactive Intelligence Group, Inc., Norfolk Southern Corporation, the Commission on Presidential Debates and Urban Institute. He also serves on the American Academy of Arts and Sciences' Commission on the Future of Undergraduate Education.

The following experience, qualifications, attributes and/or skills led the Board to conclude that Mr. Daniels should be nominated and serve as a Director: his government and public policy professional background and experience, his current and previously held leadership positions, his service on other public and private company boards, Cerner board experience, board attendance and participation, his health care business and operations experience, his extensive understanding of financial statements, and his experience with global business.

Mitchell E. Daniels, Jr. (Age 69) Member of the: • Audit Committee • Nominating, Governance & Public Policy Committee (Chairperson)

Mr. Illig has been a member of the Board of Directors of the Company since 1980 and is a co-founder of the Company. He is Vice Chairman of the Board of Directors and has served in that office since March 1999, except during the period from July 2017 until February 2018 when he served as Chairman of the Board of Directors and Interim Chief Executive Officer. Mr. Illig previously served as Chief Operating Officer of the Company until October 1998 and as President of the Company until March 1999. Currently, Mr. Illig serves as a member of the Executive Committee of the Heart of America Council of Boy Scouts of America. In addition, he is a co-owner of Kansas City's Major League Soccer franchise, Sporting Kansas City. He is also a member of the Board of Directors of various entities affiliated with the Stowers Institute for Medical Research.

The following experience, qualifications, attributes and/or skills led the Board to conclude that Mr. Illig should be nominated and serve as a Director: his entrepreneurial and leadership skills, both within Cerner and in his other businesses, his global business experience, his cloud and consumer information technology expertise, his enterprise software expertise, his clinical health care experience, his understanding of financial statements, his experience with the policy aspects of health care, and his extensive knowledge and understanding of the Company's business, operations, solutions and services.

Clifford W. Illig (Age 67)

CLASS III (Serving for a Term to Expire at the 2019 Annual Meeting)

Dr. Bisbee has been a member of the Board of Directors of the Company since February 1988. He is the co-founder, Chairman and Chief Executive Officer of The Health Management Academy, which provides leadership development and advisory services for senior executives of the country's largest health systems and corporations and facilitates the exchange of best practices and benchmarking data, focused on increasing the quality, appropriateness and efficiency of care. Dr. Bisbee was Chairman of the Board of Directors, Chief Executive Officer and President of ReGen Biologics, Inc. ("ReGen") from 1998 to September 2011. Dr. Bisbee was President, Chief Executive Officer and a Director of Aros Corporation (formerly known as APACHE Medical Systems, Inc.) commencing in December 1989, serving as Chairman of the Board from December 1989 to November 1997 and from December 2000 to June 2002, when ReGen and Aros Corporation merged. ReGen filed for protection under Chapter 11 of the United States Bankruptcy Code in April 2011 and substantially all of the business and assets of ReGen were purchased by Sports Medicine Holdings Company, LLC in June 2011. Prior to 1989, Dr. Bisbee was Director of the Healthcare Group at Kidder, Peabody & Co.; President of the Hospital Research and Educational Trust (the research and development arm of the American Hospital Association); and a faculty member in graduate management programs at Yale University and Northwestern University.

The following experience, qualifications, attributes and/or skills led the Board to conclude that Dr. Bisbee should serve as a Director: his medical, financial and health care-based professional background and experience, current and previously held leadership positions in medical and health care-related entities, his service on research-related and academic boards, Cerner board experience, board attendance and participation, his extensive experience with health care research and specialized expertise in public company accounting and mergers and acquisitions.

Gerald E. Bisbee, Jr., Ph.D. (Age 75) Member of the: • Audit Committee (Chairperson) • Nominating, Governance & Public Policy Committee

Dr. Cortese has been a member of the Board of Directors of the Company since May 2011. Dr. Cortese is currently the Emeritus President and Chief Executive Officer of Mayo Clinic, which is a not-for-profit medical practice and medical research group specializing in treating difficult medical issues. From 2002 through November 2009, Dr. Cortese was the President, Chief Executive Officer and Chairman of the Board of Governors and a Member of the Board of Trustees of Mayo Clinic. Dr. Cortese was also the Chief Executive Officer of Mayo Clinic in Jacksonville, Florida from 1999 through 2002 and worked as a physician for the Mayo Clinic from 1976 through 1999. Since January 2010, Dr. Cortese has been a Foundation Professor at Arizona State University ("ASU") in the College of Health Solutions, as well as the Director of ASU's Health Care Delivery and Policy Program. He is also the President of the Healthcare Transformation Institute based in Phoenix, Arizona. Dr. Cortese is currently a board member of the Essence Group (and an affiliated company, Lumeris), Pinnacle West Capital Corporation and Dartmouth-Hitchcock Health System, and a member of the Institute of Medicine of the National Academy of Sciences (U.S.). Dr. Cortese was the chair of the Institute of Medicine's Roundtable on Evidence-Based Medicine from 2006 to 2009 and served as chair of the Roundtable on Value & Science-Driven Health Care from 2009 to 2010. He was also a member of the Board of the Healthcare Leadership Council from 2003 to 2009, serving as board chair for two of those years. Dr. Cortese previously served as a member of the Harvard/Kennedy Health Policy Group and the Division of Engineering and Physical Sciences of the National Research Council and RAND Health. He is an honorary member of the Academia Nacional de Medicina (Mexico) and the Royal College of Physicians (London).

The following experience, qualifications, attributes and/or skills led the Board to conclude that Dr. Cortese should serve as a Director: his medical and science-based professional background and experience, his current and previously held senior-executive level leadership positions at academic institutions and at a world-renowned health care enterprise, his service on research-related and academic boards, Cerner board experience, board attendance and participation, his extensive knowledge of and experience with internal medicine and pulmonary diseases, health care leadership and health care information technology.

Denis A. Cortese, M.D. (Age 74) Member of the: • Compensation Committee • Nominating, Governance & Public Policy Committee

Ms. Dillman has been a member of the Board of Directors of the Company since May 2010. She is the former Chief Information Officer of QVC, Inc., a role she held from January 2012 until she retired in January 2017. QVC, Inc. is one of the largest multimedia retailers in the world, broadcasting live 24 hours a day, 364 days a year. Prior to joining QVC, Inc., Ms. Dillman was Senior Vice President of Enterprise Services/Global Functions IT for Hewlett-Packard Company from August 2009 through January 2012. From April 2006 through July 2009, Ms. Dillman was Executive Vice President of Benefits and Risk Management for Wal-Mart Stores, Inc., and prior to that, from August 2002 to April 2006, she held the position of Executive Vice President and Chief Information Officer of Wal-Mart Stores, Inc. She held various positions within Wal-Mart Stores, Inc. from 1991-2002.

The following experience, qualifications, attributes and/or skills led the Board to conclude that Ms. Dillman should serve as a Director: her professional background and experience, current and previously held senior-executive level leadership positions at public companies, Cerner board experience, board attendance and participation, and her extensive knowledge of information technology, human resources and health care insurance and health care plans for large employers.

Linda M. Dillman (Age 61) Member of the: • Audit Committee • Compensation Committee (Chairperson)

MEETINGS OF THE BOARD AND COMMITTEES

The Board has established Audit, Compensation and Nominating, Governance & Public Policy ("NG&PP") Committees. The Board has adopted a written charter for each of these Committees. The full text of each charter is available on our website at www.cerner.com under "About Us, Leadership." The Board does not have an Executive Committee.

During 2017, the Board held four regular meetings and eight special Board meetings; the Audit Committee held eight regular meetings; the Compensation Committee held two regular meetings and two special meetings; and the NG&PP Committee held three meetings. Each current Director attended at least 75% of the aggregate of the total meetings of the Board and the Board Committees on which the Director served during the fiscal year, with the exception of Dr. Gerberding, who attended slightly under 75% of all meetings of the Board Committees on which she served due to frequent meetings called on short notice while the Board and Compensation Committee executed on their Chief Executive Officer ("CEO") succession plans. Dr. Gerberding attended all of the regularly scheduled Board and Committee meetings in 2017.

Under applicable Nasdaq Stock Market Rules ("Nasdaq Rules"), a Director of the Company will only qualify as an "independent director" if, in the opinion of the Board, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director. The Board has determined that none of the current or nominated non-employee Directors has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director and that each of the following current and nominated Directors are "independent" as defined under Rule 5605 (a)(2) of Nasdaq Rules: Gerald E. Bisbee, Jr., Ph.D.; Denis A. Cortese, M.D.; Mitchell E. Daniels, Jr.; Linda M. Dillman; Julie L. Gerberding, M.D., M.P.H.; William B. Neaves, Ph.D.; and William D. Zollars. In making this determination with respect to Dr. Cortese, Dr. Neaves and Mr. Zollars, the Board considered their directorships on the boards of several companies that have either purchased solutions and services from us, or from which we have procured certain products and services, all in the ordinary course of business. In making this determination with respect to Dr. Gerberding, the Board considered her executive position with Merck & Co., Inc., which has purchased certain solutions and services from us in the ordinary course of business. The Board concluded that none of the noted Directors had an indirect material interest in the transactions referred to above. Additionally, all current and proposed members of the Audit Committee satisfy the additional independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The independence determination is made by the full Board each May based on all available facts and circumstances of each Director. The "independence" finding is also reviewed and confirmed by the Company's Chief Legal Officer, Chief Financial Officer and outside legal counsel.

Pursuant to the Company's Corporate Governance Guidelines, all individuals nominated for election are expected to attend the Annual Shareholders' Meeting. All other Directors, barring unforeseen circumstances, are expected to attend the Annual Shareholders' Meeting as well. All eight of our current Directors who were Directors at the time of the 2017 Annual Shareholders' Meeting attended the 2017 Annual Shareholders' Meeting.

COMMITTEES OF THE BOARD

Audit Committee
The Audit Committee assists the Board in fulfilling its responsibilities with respect to our accounting and financial reporting practices, and in addressing the scope and expense of audit and related services provided by our independent registered public accounting firm. The Audit Committee has the authority to obtain advice and assistance from and receive appropriate funding from the Company for outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties. Audit Committee membership is reviewed annually by the Company's NG&PP Committee, which then recommends the Audit Committee membership to the full Board. Audit Committee members are approved by the full Board each May. The Board has determined that the composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in its charter, are in accordance with applicable SEC rules and Nasdaq Rules for audit committees. In particular, each member of the Audit Committee is an "independent director" as defined by Nasdaq Rules. All Audit Committee members possess the required level of financial literacy, and at least one member of the Audit Committee meets the current standard of requisite financial management expertise. The Board has determined that Gerald E. Bisbee, Jr., Ph.D., the Chairperson of the Audit Committee, is an "audit committee financial expert" as defined in Item 407(d)(5) of Regulation S-K of the Securities Act of 1933, as amended.

Compensation Committee
The Compensation Committee's primary responsibilities are to review and approve our compensation policies and practices, establish compensation for Directors, evaluate our Chief Executive Officer's performance and establish compensation accordingly, review and approve the total compensation of our Section 16 officers, review and approve executive performance-based compensation plan targets and earned payouts and equity grants to our Section 16 officers and adopt and approve major changes in our benefit plans and compensation philosophy. The Compensation Committee has the authority to obtain advice and assistance from and receive appropriate funding from the Company for outside compensation consultants, independent legal counsel and other consultants as the Compensation Committee deems necessary to carry out its duties.

The Compensation Committee of the Board is currently comprised of five Directors. Each member of the Compensation Committee is an "independent director" as defined by Nasdaq Rules. Compensation Committee membership is reviewed annually by the Company's NG&PP Committee, which then recommends the Compensation Committee membership to the full Board. Compensation Committee members are approved by the full Board each May.

The Compensation Committee meeting dates are reviewed and approved by the entire Compensation Committee in an effort to ensure attendance, and Compensation Committee agendas are reviewed and approved prior to distribution to the rest of the Compensation Committee by the Compensation Committee Chairperson.

The Compensation Committee reviews its Charter annually and any recommended amendments to the Charter are considered for approval by the full Board of Directors. The Compensation Committee's Charter was last updated in March 2018. The Compensation Committee's scope of authority is as set forth in its Charter. The Compensation Committee delegated its authority in May 2017 as follows and as approved by the Board:

•
Equity-based Grant Policy - Quarterly Administration Subcommittee - this subcommittee of the Compensation Committee consists of "outside directors" for purposes of Section 162(m) of the Internal Revenue Code (which was relevant during 2017) and "non-employee directors" for purposes of Section 16b-3 promulgated under the Exchange Act and has authority to ensure timely administration of the Equity-based Grant Policy for matters that require action between regularly scheduled Compensation Committee meetings. The Equity-based Grant Policy - Quarterly Administration Subcommittee reports to the full Compensation Committee at the next Compensation Committee meeting on any action approved by such subcommittee;

•
Incentive Compensation Plan - Quarterly Administration Subcommittee - this subcommittee of the Compensation Committee consists of "outside directors" for purposes of Section 162(m) of the Internal Revenue Code (which was relevant during 2017) and "non-employee directors" for purposes of Section16b-3 promulgated under the Exchange Act and has authority to ensure timely administration of our performance-

based compensation plan for matters that require action between regularly scheduled Compensation Committee meetings and to make decisions with regard to any discretionary second tier match contribution made by the Company under our 401(k) Plan. The Incentive Compensation Plan - Quarterly Administration Subcommittee reports to the full Compensation Committee at the next Compensation Committee meeting on any action approved by such subcommittee; and

•
Cerner Corporation Foundations Retirement Plan Administrative and Investment Committee - this committee currently consists of the Chief Financial Officer, Chief People Officer, Vice President, Compensation & Benefits and one other corporate executive named by the first three members. The committee has authority to: i) select, monitor and manage the third party administrator, record-keeper, custodian and trustee of our 401(k) Plan; ii) monitor the 401(k) Plan's reporting to the IRS and Department of Labor, the 401(k) Plan's ERISA compliance, 401(k) Plan audits and the payment of 401(k) Plan expenses; iii) monitor the compensation received by the 401(k) Plan's service providers; iv) monitor and evaluate disclosures by the 401(k) Plan to participants and beneficiaries; v) ensure maintenance of fiduciary liability insurance coverage and the ERISA fidelity bond coverage; vi) research and recommend 401(k) Plan amendments; vii) adopt, review and carry out investment policies and objectives for the 401(k) Plan; viii) review and select the investment options offered under the 401(k) Plan; ix) select and monitor the 401(k) Plan's investment managers and fund providers; x) supervise, monitor and evaluate on a semi-annual basis the performance of the investment options offered under the 401(k) Plan and periodically review the 401(k) Plan's investment performance as a whole; xi) carry out any special assignments given by the Compensation Committee; and xii) retain independent outside consultants.

Compensation Consultant
The Compensation Committee was advised in 2017 by a compensation consultant, Deloitte Consulting LLP. See "Compensation Discussion and Analysis - Compensation Strategy and Objectives."

Relationship between Compensation and Risk Management
In 2017, the Compensation Committee utilized Cerner's Enterprise Risk Management ("ERM") team to perform a review of the Company's 2017 incentive compensation arrangements. More specifically, the ERM team reviewed and tested seventeen metrics, comprising over 77% of the total planned incentive compensation, for the following: segregation of duties between the associates setting the metric targets, providing the results, and being compensated on the metric; and the accuracy of the payout calculation. In addition, all metrics were evaluated for qualitative factors which may increase the risk of incenting unintended behaviors. Based on this evaluation, eight metrics were reviewed and tested for the following: appropriateness related to the roles compensated and existence of controls to prevent any unintended behaviors the metric may incent. The Compensation Committee assessed the ERM report and concluded that our incentive compensation arrangements, coupled with internal controls and policies, do not encourage associates to: i) take excessive risks that are likely to cause material adverse harm to the Company, or ii) manipulate performance in order to increase incentive award payouts.

Specifically, the Compensation Committee noted a number of design features of our incentive compensation program that mitigate risk, including:

•	stock ownership guidelines for executives may reduce the risk of executives making decisions that benefit them in the short-term at the expense of the Company's long-term performance;

•
the design of annual incentives provides for the taking of a reasonable amount of risk in order to provide upside incentive compensation opportunity, while a payout cap on the incentives reduces risk by limiting the amount of short-term compensation that may be earned;

•	incentive goals are established using a rigorous and time-tested process and are tied to the Company's annual financial plan;

•
incentive plan metrics and goals for Section 16 officers were approved by the Compensation Committee within the first 90 days of the year for annual metrics and on or before the date which was no more than 25% of the total number of days in any quarterly incentive period and the goals were not altered during the performance cycle;

•	the Company has a rigorous verification and review process to calculate the performance of each incentive plan; and

•	performance-based cash and equity compensation is subject to "claw back" for all associates receiving such incentive compensation.

Nominating, Governance & Public Policy Committee
The NG&PP Committee provides assistance and recommendations to the Board and the Chairman and Chief Executive Officer of the Company in the areas of: i) Board membership nomination; ii) committee membership selection and rotation practices; iii) evaluation of the overall effectiveness of the Board; iv) review and consideration of developments in corporate governance practices; and v) review and consideration of current and emerging political, corporate citizenship and public policy issues that may affect our business operations, performance or public image.

The NG&PP Committee reviews its Charter annually and any recommended amendments to the Charter are considered for approval by the full Board of Directors. The NG&PP Committee's Charter was last updated in March 2014.

DIRECTOR COMPENSATION

For each of the 2016-2017 Board year (May 2016 - May 2017) and the 2017-2018 Board year (May 2017 - May 2018), non-employee Directors received an annual cash retainer of $66,000. In addition, each Committee Chairperson received an additional annual cash retainer as follows: $30,000 for the Audit Committee Chairperson, $20,000 for the Compensation Committee Chairperson and $15,000 for the NG&PP Committee Chairperson. Also, each member of the committees (excluding the Chairperson) received an additional annual cash retainer as follows: $12,500 for the Audit Committee, $7,500 for the Compensation Committee and $5,000 for the NG&PP Committee. The Directors are not paid meeting fees. All cash retainers as disclosed above are paid in quarterly installments.

Each non-employee Director also receives a grant of restricted stock of the Company for each year of service on the Board. The equity component of the Board compensation package is based on a target dollar amount, not a fixed share amount (in order to avoid unintended compensation fluctuations based on stock price fluctuations, stock-splits, combination or other changes in the number or type of the Company's shares outstanding). The target for the equity compensation component of the total annual Board compensation package for the May 2017 to May 2018 Board service period was set at approximately $250,000. In May 2017, pursuant to the Board equity compensation program, 3,900 shares of restricted stock of the Company were granted to each of the then-current non-employee Directors: Dr. Bisbee, Dr. Cortese, Mr. Daniels, Ms. Dillman, Dr. Gerberding, Dr. Neaves and Mr. Zollars. These restricted stock grants will vest in May 2018 at the completion of each respective Director's one year of service to the Board.

Additionally, under the Board equity compensation program, each non-employee Director that is newly appointed or elected to the Board receives an initial grant of shares of restricted stock of the Company with a value equal to the annual equity grant value as discussed above, with a ratable vesting over three years. Dr. Gerberding was appointed to the Board on March 3, 2017 and therefore was granted 4,500 restricted shares on March 3, 2017, valued at $250,830 that will vest ratably over three years.

John C. Danforth retired from the Board in May 2017 at the end of his term. He was appointed as Director Emeritus by the Board in May 2017 for a one year term through May 24, 2018. In this role he may, at the request and invitation of the Chairman of the Board or the Lead Director, attend meetings of the Board and provide advice or offer opinions in an advisory capacity only without being provided materials in advance of the meetings. As compensation for his advisory role to the Board, the Board approved Mr. Danforth's use of Company aircraft (whether owned, leased or otherwise made available via fractional leasehold or ownership interest or charter, herein referred to as "Corporate Aircraft") up to a value of $66,000, excluding "deadhead" hours and any additional incremental cost incurred in connection with the Company's decision to require Mr. Danforth to use third party aircraft made available to Cerner under a fractional ownership or leasehold program or charter instead of Company leased aircraft when business needs dictate.

The independent compensation consultant retained by the Compensation Committee works with our human resources compensation team each year to review our current Board compensation package relative to our peer group. See discussion under "Compensation Discussion and Analysis - Compensation Strategy and Objectives" for more information on our 2017 peer group. Our Chief People Officer reviews this work and makes compensation recommendations to our Compensation Committee and Board with respect to the non-employee Directors. The Compensation Committee, after review and discussion of the items set forth above, makes the ultimate decision as to the total compensation and compensation components of our non-employee Directors.

The Directors are subject to the same Stock Ownership Guidelines that apply to the Company's officers. The guidelines are further discussed under "Compensation Discussion and Analysis" below. As of January 1, 2018, at the annual measurement date, all non-employee Directors were in compliance with these guidelines.

2017 Director Compensation Table

The following table contains information regarding the compensation earned by non-employee Directors during 2017.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Gerald E. Bisbee, Jr., Ph.D.	101,000	251,004	—	—	—	—	352,004
Denis A. Cortese, M.D.	84,750	251,004	—	—	—	—	335,754
John C. Danforth	39,250	—	—	—	—	67,846 (3)	107,096
Mitchell E. Daniels, Jr.	93,500	251,004	—	—	—	—	344,504
Linda M. Dillman	98,500	251,004	—	—	—	—	349,504
Julie L. Gerberding, M.D., M.P.H.	62,000	501,834	—	—	—	—	563,834
William B. Neaves, Ph.D.	78,500	251,004	—	—	—	—	329,504
William D. Zollars	86,000	251,004	—	—	—	—	337,004

(1)
These amounts reflect the aggregate grant date fair value of each award granted to the non-employee Director computed in accordance with FASB ASC Topic 718. As of December 30, 2017, each then-current non-employee Director had the following number of restricted stock awards outstanding: Gerald E. Bisbee, Jr., Ph.D., 3,900; Denis A. Cortese, M.D., 3,900; Mitchell E. Daniels, Jr., 3,900; Linda M. Dillman 3,900; Julie L. Gerberding, M.D., M.P.H., 8,400; William B. Neaves, Ph.D., 3,900; and William D. Zollars, 3,900.

(2)	As of December 30, 2017, none of the non-employee Directors had any stock options outstanding.

(3)
This amount includes personal use of our Corporate Aircraft by Mr. Danforth as consideration for serving as Director Emeritus in an advisory only role to the Board. The incremental cost to us of Mr. Danforth's personal use of Corporate Aircraft was calculated by combining the variable operating costs of such travel, including the cost of fuel and oil, engine reserves, auxiliary power unit reserves, on-board catering and deicing fluids when applicable, the costs of deadhead hours, and any additional incremental cost incurred in connection with Cerner's decision to require Mr. Danforth to use third party aircraft made available to Cerner under a fractional ownership or leasehold program or charter instead of Company leased aircraft.

AUDIT COMMITTEE REPORT

Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the following report of the Audit Committee shall not be incorporated by reference into any such filings and shall not otherwise be deemed to be soliciting material or filed under such acts.

The Audit Committee of the Company is currently composed of five independent members of the Board of Directors (all of whom have been determined by the Board to meet the independence requirements of the SEC and Nasdaq) and operates under a written charter adopted by the Board of Directors that is available at the Company's website, www.cerner.com. The Audit Committee appoints and retains the Company's independent registered public accounting firm. The selection is subsequently submitted to the shareholders of the Company for ratification.

Management is responsible for the Company's internal controls and the financial reporting process. The Company's independent registered public accounting firm, KPMG LLP, is responsible for performing an independent audit of the Company's consolidated financial statements and issuing an opinion on the conformity of those audited consolidated financial statements with U.S. generally accepted accounting principles and on the effectiveness of the Company's internal control over financial reporting. The Audit Committee's responsibility is to monitor and oversee these processes and to report to the Board of Directors on its findings.

In this context, the Audit Committee has met and held discussions with management and the Company's independent registered public accounting firm. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the Company's independent registered public accounting firm matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16 (codified as Auditing Standard No. 1301), Communications with Audit Committees.

The Company's independent registered public accounting firm also provided to the Audit Committee the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, and the Audit Committee has discussed with the independent registered public accounting firm that firm's independence.

Based upon the Audit Committee's discussions with management and the independent registered public accounting firm and the Audit Committee's review of the audited financial statements, the representation of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 30, 2017 for filing with the Securities and Exchange Commission.

Members of the Audit Committee:
Gerald E. Bisbee, Jr., Ph.D.
Mitchell E. Daniels, Jr.
Linda M. Dillman
Julie L. Gerberding, M.D., M.P.H.
William D. Zollars
____________________

GUIDELINES OF CERNER CORPORATION'S AUDIT COMMITTEE
FOR PRE-APPROVAL OF INDEPENDENT AUDITOR SERVICES

The Audit Committee has adopted guidelines regarding the engagement of KPMG, LLP ("KPMG"), our independent registered public accounting firm, to perform services for the Company. For audit services (including statutory audit engagements as required under local country laws), audit-related services and permissible non-audit services, the independent auditor will provide the Audit Committee with an engagement letter during the first quarter of each year outlining the scope of services proposed to be performed during the fiscal year. If agreed to by the Audit Committee, this engagement letter will be formally accepted by the Audit Committee at its first quarterly Audit Committee meeting of the year.

Upon receiving an unforeseen request for audit, audit-related or non-audit services or a change in the fee range, the independent registered public accounting firm will provide our management a detailed scope of service description and fee range. A request is then made for pre-approval of such services or fees from the Chairperson of the Audit Committee. To ensure prompt handling of unexpected matters, the Chairperson of the Audit Committee has been delegated authority from the Audit Committee to amend or modify the scope of pre-approved permissible audit, audit-related or non-audit services and the fees related thereto.

All action taken with respect to pre-approval of audit, audit-related or non-audit services and fees will be included in the independent registered public accounting firm's materials shared with the Audit Committee as part of their required communications with the Audit Committee. With respect to any such pre-approval of non-audit services, the independent registered public accounting firm will confirm to the Audit Committee Chairperson that such non-audit services are permissible under all applicable legal requirements and do not impair the independent registered public accounting firm's independence under applicable professional standards.

The independent registered public accounting firm must ensure that all audit, audit-related and non-audit services provided to the Company have been approved by the Audit Committee (or the Chairperson, as applicable).

COMPENSATION COMMITTEE REPORT

Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the following report of the Compensation Committee shall not be incorporated by reference into any such filings and shall not otherwise be deemed to be soliciting material or filed under such acts.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and set forth below, and, based upon that review and discussion, recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Members of the Compensation Committee:
Denis A. Cortese, M.D.
Linda M. Dillman
Julie L. Gerberding, M.D., M.P.H.
William B. Neaves, Ph.D.
William D. Zollars
____________________

COMPENSATION DISCUSSION AND ANALYSIS

This section explains our executive compensation program and specifically describes the application of that program to the following Named Executive Officers ("NEOs") whose compensation information is presented in the tables and narrative discussion below in accordance with Securities and Exchange Commission rules.

Title During 2017
Neal L. Patterson	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)(1)
Clifford W. Illig	Chairman of the Board and Interim Chief Executive Officer (Principal Executive Officer)(2)
Marc G. Naughton	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
Zane M. Burke	President
Michael R. Nill	Executive Vice President and Chief Operating Officer
Jeffrey A. Townsend	Executive Vice President and Chief of Staff

(1)	Mr. Patterson served as Chairman of the Board and Chief Executive Officer until he passed on July 9, 2017.

(2)
Mr. Illig was appointed Chairman of the Board and Interim Chief Executive Officer effective July 9, 2017. Prior to this appointment, Mr. Illig served as Vice Chairman of the Board, and he resumed this role upon the appointment of Brent Shafer as Chief Executive Officer and Chairman of the Board effective February 1, 2018.

In addition, as discussed in Proposal #3 below, we are conducting our annual advisory "say-on-pay" vote requesting your non-binding advisory approval of the compensation to our NEOs as outlined in this Compensation Discussion and Analysis and the tables and narrative discussion that follow. In this discussion, we summarize our executive compensation programs and objectives and provide an overview of how and why the Compensation Committee of our Board of Directors made specific compensation decisions regarding our NEOs.

Executive Summary
2017 Business Results. A significant portion of the total compensation of our NEOs is directly linked to our performance. Highlights of the year include:

•	Bookings, which reflects the value of executed contracts for software, hardware, professional services and managed services, increased 16% to $6.3 billion in 2017 compared to $5.4 billion in 2016.

•
A 7% increase in our revenues to $5.1 billion compared to $4.8 billion in 2016. The increase in revenue reflects ongoing demand from new and existing clients for Cerner's solutions and services driven by our clients' needs to keep up with regulatory requirements, adapt to changing reimbursement models, and deliver safer and more efficient care.

•
A 36% increase in GAAP net earnings and a 39% increase in GAAP diluted earnings per share. A 2% increase in our adjusted net earnings and a 3% increase in our adjusted diluted earnings per share. Adjusted net earnings and adjusted diluted earnings per share are non-GAAP financial measures and exclude in 2017 and/or 2016: i) share-based compensation expense; ii) Health Services acquisition-related amortization; iii) acquisition-related deferred revenue adjustment; iv) other acquisition-related adjustments; v) voluntary separation plan expense; vi) the income tax effect on the aforementioned items; vii) share-based compensation permanent tax items; and viii) impact of U.S. tax reform enacted in December 2017. A reconciliation of adjusted net earnings and adjusted diluted earnings per share to their most directly comparable financial measures prepared in accordance with GAAP is provided below in Appendix I.

•
Cash collections of receivables of $5.4 billion compared to $5.2 billion in 2016. Days sales outstanding was 72 days for the 2017 fourth quarter compared to 69 days for the 2016 fourth quarter. Operating cash flows were strong at $1.3 billion compared to $1.2 billion in 2016.

Compensation Strategy. Our compensation strategy is designed to offer competitive compensation packages to attract, motivate and reward qualified associates who contribute significant value to us and reward performance, such as attainment of business and individual associate goals, business results, leadership, and strong relationships with clients, and is not based on rewarding seniority. We received a 96% vote of support in favor of our executive compensation in our say-on-pay vote at the 2017 Annual Meeting of Shareholders. Given the say-on-pay vote and the results achieved with our compensation policies, the Compensation Committee has determined that our approach to compensation is appropriate and aligned to shareholders' interest and our 2018 compensation policies should generally remain consistent with our 2017 approach with the limited modifications discussed below.

Performance Management Philosophy. Our compensation strategy is linked to our performance management philosophy which is designed to identify and reward associate performance through compensation. We believe in pay for performance as represented by our NEO pay mix. Excluding the retention awards granted to certain of our NEOs in 2017 and discussed below, 80% of the total compensation earned in 2017 by our NEOs combined was performance-based. Our performance-based compensation consists of our performance-based cash incentive plan and performance-based equity award grants. As discussed below, in 2017, performance-based equity awards granted to our NEOs consisted of the following: i) stock options and performance-based restricted stock units ("RSUs") for Mr. Patterson; and ii) stock options for our other NEOs. In addition, for 2017, our NEOs (other than Mr. Patterson) were granted time-based RSUs in lieu of increases to their performance-based cash compensation and base salaries. The performance-based RSUs granted to Mr. Patterson in 2017 were also granted in lieu of an increase to his performance-based cash compensation and base salary; however, the Compensation Committee determined to include performance-based vesting conditions on these awards given his position as CEO and the Company's focus on linking pay to performance. During 2017, our management team continued practices established to closely link pay to performance. A quarterly performance review process was used to provide quarterly assessments of executives on their performance and attainment of our goals.

Other aspects of our compensation program are intended to further align our executives' interests with shareholders. These include:

•
An Equity-based Grant Policy, which is designed to ensure equity award grant dates will be outside of trading blackout periods except for new hires and as specifically approved by the Compensation Committee.

•	Performance-based compensation paid to our NEOs is subject to "claw back" pursuant to performance plan agreements with our NEOs.

•
Stock ownership guidelines that require the retention of a percentage of the equity awards made to our officers and outside Directors, except that the ownership guidelines apply in decreasing percentages based on tenure, upon retirement or upon hardship. We believe our stock retention guidelines generally lead to significantly higher stock ownership requirements than other companies.

•	Our internal pay equity guidelines provide that the total cash compensation for the CEO shall not be more than three times that of the next highest executive officer's total cash compensation.

•
A Hedging and Pledging Policy that prohibits our Section 16 officers (including our NEOs) and directors from (i) entering into hedging or monetization transactions with respect to Company stock, or (ii) pledging more than 50% of Company stock acquired pursuant to a bonus or benefit plan without prior approval from the Company's Securities Watch Team.

Compensation Structure. Compensation for our NEOs may include: i) base salary, ii) performance-based cash incentive compensation, iii) long-term incentive plan equity award compensation, which consisted of stock options, performance-based RSUs and time-based RSUs for our NEOs in 2017 and iv) certain limited perquisites as discussed below. To provide incentives to attain our business goals, a significant portion of executive compensation is at-risk and tied to individual and Company performance. Except in limited circumstances (see Summary Compensation Table), we do not pay tax gross-ups on perquisites, severance pay or change in control payments.

We also offer medical, dental, vision, 401(k) and associate stock purchase plans in which the NEOs may elect to participate. The cost of these plans and opportunity for benefits thereunder are the same for the NEOs as for all other associates and any Company contributions are made to the NEOs on the same basis as all other associates.

Compensation Strategy and Objectives
Our compensation strategy is designed to offer competitive compensation packages to attract, motivate and reward qualified associates who contribute significant value to us. Our compensation program is designed to reward performance, such as attainment of business and individual associate goals, business results, leadership, and strong relationships with clients, and is not based on rewarding seniority. We believe this strategy allows us to attract qualified candidates and promote a pay for performance culture. This compensation strategy is linked to our performance management philosophy, which is designed to identify and reward associate performance through compensation. We analyze the total compensation for our NEOs compared to the compensation of the corresponding NEOs in our peer group to support alignment with our strategy of paying aggregate compensation that approximates the median (50th percentile) of our peer group, with top performers able to earn above the median. We believe this strategy keeps us competitive in the marketplace.

The independent compensation consultant retained by the Compensation Committee works with our human resources compensation team each year to develop, analyze and compare peer group companies whose annual revenue, revenue growth, operating margin, total shareholder return (one year and three year), market capitalization, market capitalization as a multiple of revenue, and business model are similar to that of Cerner's. The Compensation Committee then reviews and approves our peer group for the upcoming year. The companies included in our 2017 peer group for compensation comparison were selected based on standard industrial classifications ("SIC") and/or financial measures. The SICs used were computer programming and data processing, computer programming services, prepackaged software, computer integrated system design and computer processing and data preparation services. The financial measures used to obtain information for our 2017 peer group were market capitalization of $3.3 billion to $33.6 billion, market capitalization to revenue multiple of at least 2 times and revenues of $2.3 billion to $13.9 billion. Our peer group changed slightly from 2016 due to the change in range of the financial measures we considered to more closely align with Cerner; therefore, Fidelity National Information Services was added to the peer group we used in 2017 as compared to 2016. The 18 companies included in our 2017 peer group were:

2017 Compensation Peer Group
Company Name	Ticker
Adobe Systems, Inc.	ADBE
Akamai Technologies, Inc.	AKAM
Autodesk, Inc.	ADSK
Cadence Design Systems, Inc.	CDNS
Citrix Systems, Inc.	CTXS
Cognizant Technology Solutions Corporation	CTSH
Equinix, Inc.	EQIX
F5 Networks, Inc.	FFIV
Fidelity National Information Services, Inc.	FIS
Fiserv, Inc.	FISV
Genpact Limited	G
Global Payments, Inc.	GPN
Intuit, Inc.	INTU
Open Text Corporation	OTEX
Red Hat, Inc.	RHT
Salesforce.com, Inc.	CRM
Synopsys, Inc.	SNPS
VMWare, Inc.	VMW

At the beginning of each fiscal year, the Compensation Committee reviews our peer group and the history of all the elements of each NEO's total compensation, including base salary, performance-based cash incentive compensation and long-term incentive plan compensation, over each of the past three years in relation to the total compensation and compensation elements of the corresponding executive officers of the companies in our peer group. Typically, our CEO, along with our Chief People Officer, makes compensation recommendations to the Compensation Committee with respect to the NEOs (excluding the CEO's compensation). The other NEOs do not participate in NEO compensation recommendations. The Compensation Committee Chairperson reviews the peer group comparisons with the Chief People Officer and makes compensation recommendations to the Compensation Committee with respect to the CEO. The Compensation Committee, after review and discussion of the items set forth above, makes the ultimate decision as to the total compensation and compensation components for our CEO and the other NEOs.

The Compensation Committee has authority to secure the services of advisers both internal and external to the Company, including the retention of outside consultants to review executive compensation, Board of Director compensation and to perform any other analysis the Compensation Committee deems appropriate. Historically, the Compensation Committee has worked with our internal resources, such as the Chief People Officer and the human resources compensation team, along with the outside consultant to carry-out its responsibilities. The Compensation Committee engaged Deloitte Consulting LLP ("Deloitte Consulting"), an independent compensation consultant, to assist it in fulfilling its responsibility during 2017. Deloitte Consulting was retained directly by the Compensation Committee and worked with the Compensation Committee for eleven years through 2011 and since the beginning of 2015. During 2017, Deloitte Consulting was engaged to advise the Compensation Committee regarding executive and Board compensation matters, including competitive pay analysis, peer group selection, updates on trends in executive and director compensation, executive retention efforts, CEO succession and review of the Compensation Discussion and Analysis and related tables included in our 2017 Proxy Statement.

The fees charged by Deloitte Consulting for compensation consulting services during 2017 were $57,486. During 2017, affiliates of Deloitte Consulting provided other services to Cerner that were unrelated to executive compensation matters. The decision to engage affiliates of Deloitte Consulting for these other services was made by our management. For these non-compensation related consulting services, we paid Deloitte Consulting and its affiliates approximately $4,926,000. The Compensation Committee and the Board have been informed of this ongoing work and the use of affiliates of Deloitte Consulting for services unrelated to executive compensation matters, but neither the Board nor the Compensation Committee specifically approved these services.

After considering the independence of Deloitte Consulting by applying the factors required by SEC rules and Nasdaq Rules and determining that no conflict of interest exists, the Compensation Committee engaged Deloitte Consulting as its independent compensation consultant for 2018.

Aligning Pay with Performance
During 2017, our management team continued practices established to closely link pay to performance. A quarterly performance review process was used to provide regular assessments of executives on their performance and attainment of Company goals. Under this program, any executive whose performance was evaluated as being in the bottom 10% of all executives was not generally eligible for pay increases or additional stock option or other equity grants. In addition, such executive's performance-based cash incentive compensation award, if earned, may be reduced or eliminated due to the individual's performance rating.

Compensation Elements
Compensation for our NEOs may include: i) base salary, ii) performance-based cash incentive compensation, iii) long-term incentive plan equity award compensation and iv) certain limited perquisites as discussed below. In 2017, equity award compensation granted to our NEOs consisted of stock options and performance-based RSUs, in the case of Mr. Patterson, and stock options and time-based RSUs for our other NEOs. To provide incentives to attain our business goals, a significant portion of executive compensation is at-risk and tied to individual and Company performance. Our process for allocating between short-term and long-term compensation is to ensure adequate base salary and cash bonus opportunity to attract and retain executives, while providing incentives to maximize long-term value for us and our shareholders. We determine the mix of base salary and performance-based cash incentive compensation by balancing the needs of providing adequate guaranteed cash compensation while at the same time providing a meaningful incentive to motivate the executive to achieve the established performance targets. In 2017, cash compensation packages approved for the NEOs ranged from 34% to 50% in base salary and 50% to 66% in targeted performance-based cash incentive compensation. Excluding the retention awards granted to certain of our NEOs in 2017 and discussed below, 95% of approved equity compensation for our NEOs was in the form of non-qualified stock options and 5% was in the form of either performance-based or time-based RSUs. Excluding the retention awards discussed below, our total approved compensation package mix for the NEOs in 2017 ranged from 36% to 55% in cash compensation and 45% to 64% in equity compensation. The equity compensation mix of our NEOs differed from 2016 when we granted solely non-qualified stock options to all of our NEOs. For 2017, we continued to grant non-qualified stock options to all of our NEOs; however, in addition, we also granted RSUs to all of our NEOs, which consisted of performance-based RSUs for Mr. Patterson and time-based RSUs for our other NEOs. This change in equity compensation mix granted was because 2017 NEO compensation increases were delivered in the form of RSUs in lieu of base salary or performance-based cash incentive compensation increases. The Compensation Committee determined to include performance-based vesting conditions for Mr. Patterson's RSUs given his position as CEO and the Company's focus on linking pay to performance. We believe this new approach in 2017 allowed us to reward and encourage retention of our executives, while further aligning their interests to those of our shareholders by placing more emphasis in pay in the form of equity awards rather than cash. We believe this formula is competitive within the marketplace, is appropriate to fulfill our corporate objectives and addresses the goals outlined below under "Long-Term Incentive Plan Compensation."

Additionally, to promote the retention of our NEOs and ensure continuity and stability in Cerner's business following Mr. Patterson's passing in July 2017, the Compensation Committee awarded our NEOs (excluding Mr. Illig) retention awards in the form of time-based RSUs. More details on the specifics of these grants is provided below under "Compensation of the other NEOs."

Base Salary. As set forth above, the Compensation Committee reviews peer group data and recommendations proposed by the CEO, Chief People Officer and human resources compensation team prior to approving the base salary of our NEOs during the first quarter of each calendar year. Base salary is based on the duties and responsibilities that each NEO is expected to discharge during the current year and on the NEO's performance during the prior year. We also perform external market comparisons for the NEOs, relative to industry-specific peers as disclosed above, based on individual job responsibility. This comparison data helps ensure that the proposed NEO's compensation is within reasonable market comparison ranges and in line with our compensation strategy, detailed above.

Performance-Based Cash Incentive Compensation. Our performance-based cash incentive compensation plans are designed to provide a meaningful incentive on both a quarterly and annual basis to key associates and NEOs and to motivate them to assist in achieving short-term Company goals. Individual payments vary, depending on individual performance and, in some cases, business unit operational achievements. In 2017, we granted these cash incentives pursuant to our shareholder approved Cerner Corporation Performance-Based Compensation Plan (as amended and restated May 27, 2016) ("Performance-Based Compensation Plan"). Each of our NEOs was eligible to participate in this Performance-Based Compensation Plan.

Performance targets for an upcoming year are initially developed and recommended by management in connection with our annual financial planning process during the last quarter of the year. The Compensation Committee reviews the performance targets proposed by management for the NEOs to ensure they reflect appropriate business growth and return to our shareholders.

All of our NEOs were eligible to participate under the executive feature of the Performance-Based Compensation Plan. Payments made under the executive feature were designed in 2017 with the intent to qualify as "performance-based" compensation under Section 162(m) of the Internal Revenue Code, and to enable us to deduct the amount of the payments to the greatest extent permitted thereunder. The Compensation Committee or its Section 16 Insider Equity and Incentive Compensation Subcommittee of the Compensation Committee ("Equity and Incentive Subcommittee"), both of which are comprised solely of outside directors as defined under Section 162(m) of the Internal Revenue Code, established the measure or measures of financial performance and/or the target levels of operational performance ("Executive Targets") prior to or at the beginning of the correlated performance period. The measurement of the achievement of such Executive Targets is determined under pre-established objective formulas. Metrics such as earnings per share ("EPS"), operating margin, agreement margin or other metrics specifically permitted by the executive feature of the plan, which may include GAAP and non-GAAP financial measures, may be selected as the Executive Targets. The Compensation Committee or Equity and Incentive Subcommittee selects Executive Targets which it believes will help drive business growth and return to our shareholders, while providing a meaningful incentive on both a quarterly and annual basis to the participants. Once established, the Executive Targets under the executive feature of the Performance-Based Compensation Plan may not be changed. Payments awarded to NEOs under the executive feature of the Performance-Based Compensation Plan may only be adjusted downward, based on a subjective analysis of the NEO's overall performance, from the maximum payment amount available to such executive officer. The maximum cash-based award available is 165% of the target incentive amount. This maximum level of award can be reduced by up to 25% of the target incentive amount (which reduces the maximum level of award down to 140% of the target incentive amount) if either an NEO's individual performance rating is less than a predesignated performance level (but which is higher than a threshold level) or management or the Compensation Committee does not elect to factor in individual performance ratings in Performance-Based Compensation Plan payments. The maximum cash-based award available will also be reduced if either the level of achievement of the Executive Targets is less than the maximum target incentive or management or the Compensation Committee elects to reduce the maximum payment amount due to an individual performance rating below a threshold level or for other reasons. Regardless of amounts earned in connection with achieving the Executive Targets, the maximum possible payout under the Performance-Based Compensation Plan is capped at 500% of base salary at the time the performance targets are approved for our NEOs, unless the administrator of the Performance-Based Compensation Plan expressly acknowledges that the availability of Internal Revenue Code Section 162(m)'s performance-based compensation exemption is not desired.

Between Compensation Committee meetings, the Incentive Compensation Plan - Quarterly Administration Subcommittee may approve quarterly Executive Targets and determine whether one or more Executive Targets have been satisfied, prior to payment by us to any NEO.

During 2017, the Executive Targets for our NEOs consisted solely of adjusted EPS, which was chosen to help drive business growth and return to our shareholders while providing a meaningful incentive on both a quarterly and annual basis. We have primarily used adjusted EPS as the sole performance metric for our NEOs since 2007. The adjusted EPS targets and results we use for our Performance-Based Compensation Plan are non-GAAP financial measures and in 2017 excluded share-based compensation expense, share-based compensation permanent tax items, acquisition-related adjustments, and the impact of certain items that were not originally contemplated in setting plan targets, including U.S. tax reform and impairment of a cost-method investment. We believe adjusted EPS is the best determination of our financial performance and takes into account the impact of certain items that were not originally contemplated in setting plan targets. As a result, our calculation of adjusted EPS may vary from year to year. Furthermore, our calculation of adjusted EPS for purposes of determining executive compensation may differ from similarly-titled financial measures that we publicly disclose.

As a result of our 2017 performance relative to the attainment of the established Executive Targets, we made cash awards to our NEOs under the Performance-Based Compensation Plan. Aggregate incentives paid to our NEOs in the 2017 fiscal year were 63% of the target incentive amount and 38% of the maximum cash incentive opportunity. Payouts were based solely on attainment of the established adjusted EPS targets and no discretionary changes based on individual performance were made to the amounts earned. Additionally, no cash payments tied to individual performance were made in 2017. The following tables detail the payouts by performance plan metric for our NEOs in 2017 and the related performance plan metric attainment by quarter.

NEO	Performance Metric	Perform-ance Plan Target ($)	Results Relative to Performance Plan Target ($) (1)	Target Attain-ment %	Target Incentive Amount ($)	Actual Amount Earned ($) (2)	% Earned Relative to Target Incentive Amount	Maximum Cash Incentive Opportunity ($)	% Earned of Maximum Cash Incentive Opportunity
Neal L. Patterson(3)	Adjusted Earnings Per Share	2.50	2.42	97%	2,000,000	780,000	39%	3,300,000	24%
Clifford W. Illig	Adjusted Earnings Per Share	2.50	2.42	97%	539,904	358,812	66%	890,841	40%
Marc G. Naughton	Adjusted Earnings Per Share	2.50	2.42	97%	555,000	431,513	78%	915,750	47%
Zane M. Burke	Adjusted Earnings Per Share	2.50	2.42	97%	860,000	668,650	78%	1,419,000	47%
Michael R. Nill	Adjusted Earnings Per Share	2.50	2.42	97%	860,000	668,650	78%	1,419,000	47%
Jeffrey A. Townsend	Adjusted Earnings Per Share	2.50	2.42	97%	860,000	668,650	78%	1,419,000	47%
Totals of Named Executive Officers					5,674,904	3,576,275	63%	9,363,591	38%

(1)
The results relative to the performance plan target reflect adjustments compared to results reported on a Generally Accepted Accounting Principles ("GAAP") basis in our 2017 consolidated financial statements, included in the 2017 Annual Report on Form 10-K. These numbers have been adjusted for performance-based cash incentive calculation purposes to exclude share-based compensation expense, share-based compensation permanent tax items, acquisition-related adjustments, and the impact of certain items that were not originally contemplated in setting plan targets, including U.S. tax reform and impairment of a cost-method investment.

The following table provides a reconciliation of our GAAP diluted EPS compared to the adjusted diluted EPS results used for our Performance-Based Compensation Plan for our fiscal year ended December 30, 2017:

(in thousands, except per share data)
Net Earnings (GAAP)	$866,978
Pre-tax adjustments for Adjusted Net Earnings:
Share-based compensation expense	88,969
Health Services acquisition-related amortization	83,285
Acquisition-related deferred revenue adjustment	16,885
Impairment of cost-method investment	4,741
Other acquisition-related adjustments	72
After-tax adjustments for Adjusted Net Earnings:
Income tax effect of pre-tax adjustments	(45,958)
Share-based compensation permanent tax items	(62,501)
Impact of U.S. tax reform enacted in December 2017	(134,943)

Adjusted Net Earnings (non-GAAP)	$817,528

Diluted weighted average shares outstanding	337,999

Adjusted Diluted Earnings Per Share (non-GAAP) (Performance-Based Compensation Plan)	$2.42

k

(2)
Amounts earned were based solely on attainment of the performance metric and do not include any reduction related to individual performance ratings. Also, no amounts tied to individual performance ratings were paid in 2017.

(3)
For Mr. Patterson, the target incentive amount and the maximum cash incentive opportunity included in the table reflects those amounts set by the Compensation Committee for the full 2017 year. However, Mr. Patterson passed in July 2017 and, as a result, he only participated in the Performance-Based Compensation Plan for Q1 and Q2. The actual amount paid to Mr. Patterson reflected in the table reflects the amount paid to Mr. Patterson for Q1 and Q2 performance. For Q1 and Q2, Mr. Patterson's target incentive amount was $600,000 and his maximum cash opportunity was $990,000. The actual amount paid to Mr. Patterson for Q1 and Q2 as a percentage relative to his target incentive amount and his maximum cash incentive bonus for this partial year period was 130% and 79%, respectively.

Performance Metric Summary (EPS)
Measurement Period	Target (1)	Results (2)	Attainment %	Payout %	Quarterly Weighting
Q1	$0.57	$0.59	104%	140%	15%
Q2 YTD	$1.18	$1.20	102%	120%	15%
Q3 YTD	$1.82	$1.80	99%	75%	15%
Q4 YTD	$2.50	$2.42	97%	50%	55%

(1)	Target reflects the 100% performance payout level.

(2)
The results relative to the performance plan target reflect adjustments compared to results reported on a GAAP basis. These numbers have been adjusted for performance-based cash incentive calculation purposes to exclude share-based compensation expense, share-based compensation permanent tax items, acquisition-related adjustments, and the impact of certain items that were not originally contemplated in setting plan targets, including U.S. tax reform, and impairment of a cost-method investment.

During 2017, the NEOs, except for Mr. Patterson and Mr. Illig who are discussed separately below, earned total cash compensation as follows:

NEO	Base Salary Earned ($)	Performance-Based Compensation Plan Payments Earned ($)	Total Cash Compensation Earned ($)
Marc G. Naughton	530,000	431,513	961,513
Zane M. Burke	665,000	668,650	1,333,650
Michael R. Nill	665,000	668,650	1,333,650
Jeffrey A. Townsend	665,000	668,650	1,333,650

In 2018, our human resources compensation team, together with executive management, reviewed and considered with the Compensation Committee alternatives related to base salary, performance-based cash incentive compensation and long-term incentive plan compensation. Based on this review, the Compensation Committee determined that our compensation approach for all three types of compensation meets the needs and serves the purposes as set forth in this Compensation Discussion and Analysis; provided that the Compensation Committee approved increases in base salaries, an increase in performance-based target compensation opportunity levels and an increase in performance-based maximum compensation opportunity levels, as discussed below.

In March 2018, the Compensation Committee adopted the Cerner Corporation 2018 Performance Compensation Plan, effective as of January 1, 2018 (the "2018 Performance Plan"). The 2018 Performance Plan was adopted to provide for incentive awards to be granted in 2018 and beyond following passage of The Tax Cuts and Jobs Act, which eliminated the exception under Section 162(m) of the Internal Revenue Code for qualified performance-based compensation payable to "covered employees." Like the Performance-Based Compensation Plan, the 2018 Performance Plan permits the Company to grant awards of incentive compensation to a participant upon satisfaction of specified performance goals for a particular performance period. Each of our NEOs is eligible to participate in the 2018 Performance Plan. The Compensation Committee has discretion to increase or decrease any calculated performance metric payout under the 2018 Performance Plan based on a subjective performance factor rating for the NEO; provided, however, that the 2018 maximum performance-based cash incentive opportunity for an NEO may not exceed 200% of the NEO's annual target incentive amount.

For 2018, the Compensation Committee has approved the use of adjusted EPS for the 2018 Performance Plan as the sole performance metric for all NEOs. We continue to believe this metric aligns well with our internal financial imperatives to expand operating margin and grow bottom line earnings, and the Compensation Committee believes this is the best performance metric to help drive business growth and return to our shareholders while providing a meaningful incentive on both a quarterly and annual basis to our NEOs. The 2017 adjusted EPS performance for incentive compensation purposes represented 6% earnings growth over 2016, which was primarily a result of increased revenues. The 2018 adjusted EPS targets are derived from the 2018 financial plan approved by the Board of Directors and reflect expected earnings growth of between 4% and 11%. The 2018 adjusted EPS target designated for each level of payout, as a percentage of the performance target, is consistent with prior years.

Performance-based compensation paid to our NEOs for all years beginning with 2008 is subject to "claw back" provisions pursuant to performance plan agreements with our NEOs. These agreements have language stating that in the event we implement a Mandatory Restatement (as defined in the Performance-Based Compensation Plan or the 2018 Performance Compensation Plan, as applicable), which restatement relates to the respective fiscal year, some or all of any amounts paid as an incentive payment earned by the participant and related to such restated period(s) will be recoverable and must be repaid as determined appropriate by our Board of Directors, in most cases within 90 days of such restatement(s). The amount to be repaid will be up to the amount by which the incentive compensation paid or received exceeds the amount that would have been paid or received based on the financial results reported in the restated financial statement(s). Additionally, if the NEO is individually found by our Board of Directors to have engaged in fraud or misconduct that caused or partially caused the need for a Mandatory Restatement, then all amounts paid as an incentive payment earned and related to the restated period(s) will be fully recoverable. And, commencing in 2016, all incentive compensation payments earned under our incentive compensation plans that are forfeitable or recoverable by Cerner pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 ("Dodd-Frank") and in accordance with any Cerner policies and procedures adopted by the Compensation Committee in order to comply with Dodd-Frank (even if such policies or procedures are adopted in the future), will also be forfeitable.

Long-Term Incentive Plan Compensation. Awards under our Cerner Corporation 2011 Omnibus Equity Incentive Plan (the "Long-Term Incentive Plan") may consist of stock options, restricted stock, RSUs and performance shares, as well as other awards including stock appreciation rights, phantom stock and performance unit awards, which may be payable in the form of Common Stock or cash at the Compensation Committee's discretion. In 2017, in order to continue focus on long-term value and growth for our shareholders, the Equity and Incentive Subcommittee approved NEO awards in the form of stock options and RSUs. In 2018, the Compensation Committee also approved NEO awards in the form of stock options and RSUs.

Our Long-Term Incentive Plan is designed to drive long-term shareholder value and retain valuable associates and executives by: i) positioning us competitively as an employer, ii) creating an incentive for associates to contribute to our sustained, long-term growth, iii) creating a mutuality of interest between our associates and shareholders, and iv) providing financial incentives for associates. The program encourages associate stock ownership in an effort to align associates' interests with the interests of shareholders.

The Compensation Committee approves an annual aggregate value target for all eligible associates excluding the NEOs, other executive officers and members of the Board, as well as specific grant levels for the NEOs, other executive officers and members of the Board on an annual basis. Stock option grants are typically made to an executive upon commencement of employment with us or upon an associate's promotion to an executive role. Executives are eligible for additional Long-Term Incentive Plan grants on an annual basis as individual and Company performance warrants. Grants are also made to the top 20% performers below the executive level based upon individual achievements. After careful review of our financial condition and stock performance, the Compensation Committee has determined that a mix of stock option grants and RSUs will provide an appropriate incentive for our associates and executives. The majority will be delivered in stock options, with a smaller portion delivered in time-based RSUs that will have a three-year cliff vest, to provide some reduced risk in our long-term incentive compensation and promote retention of our associates.

The Board of Directors has adopted an Equity-based Grant Policy, which outlines the grant practices with respect to equity-based grants awarded under our Long-Term Incentive Plan. This policy establishes grant dates for our equity awards that ensures grant dates will be outside of trading blackout periods except in the case of new hires and as approved by the Compensation Committee. Under the policy, the Board of Directors, the Compensation Committee or an authorized subcommittee of the Compensation Committee approves: i) the equity grant type, ii) the grant date and iii) the number of shares or an objective formula for calculation of the number of shares on the grant date of the annual performance review equity grants made to our NEOs and Section 16 officers. Grants are made at an exercise price that is equal to the closing market price of our Common Stock on the date of grant. Under the Equity-based Grant Policy, the date of grant of an annual performance review equity grant must be a date set at the time of grant approval, which date: a) will be on or after the grant approval date, b) will not be during a quarterly blackout period as defined in our trading policy, and c) if the Board of Directors or the Compensation Committee is aware of any material, non-public information at the time it approves the grant, will be a date that is at least one full trading day after the public disclosure of such material, non-public information. Equity grants for new hires will be the associate's first day of employment or a later equity grant program date or such other date after the associate's first day of employment as determined by the Board of Directors or Compensation Committee. The type and size of the grant is based on the individual's level of responsibility; the individual's contributions to the achievement of our financial and strategic objectives; anticipated future contributions to the Company; market pay; and, for our NEOs and other executive officers, consideration of the individual's current Cerner equity wealth accumulation. Stock option grants typically vest over a five-year period with 40% vesting at the end of the second year and 20% vesting each year thereafter (this vesting schedule has been determined by the Board and is intended to promote retention and long-term investment in our stock). Option grants typically expire 10 years from the date of grant. Performance-based RSUs granted during an annual performance review cycle typically vest over three years based on performance metrics established at the date of grant, and time-based RSUs granted during an annual performance review cycle typically vest over a one- to three-year period.

In accordance with our overall compensation philosophy and to align the executives' focus on our long-term performance, we granted stock option and RSU awards to our NEOs, including Mr. Patterson and Mr. Illig, in March 2017. Individual grants for NEOs were based on job responsibilities, performance during 2016 and contributions to the achievement of our financial and strategic objectives, anticipated future contributions to the Company, market pay and equity wealth accumulation - all factors the Compensation Committee (or a duly appointed subcommittee) believes help ensure we are rewarding such executives competitively and fairly. The other considerations in determining the number of shares granted to each NEO were the size of past grants, the value of the grants and the market position of our compensation within our peer group. Although the size of each NEO's equity grant is based on the factors described above, we do not weight these factors or use a formula to determine the current year's award. The decision is based on the judgment of our CEO (for the other NEOs' awards) and Compensation Committee members who have extensive experience in setting motivating and reasonable compensation arrangements for our NEOs. The RSUs were granted in lieu of cash increases for the NEOs during 2017. The Compensation Committee determined to include performance-based vesting conditions for Mr. Patterson's RSUs given his position as CEO and the Company's focus on linking pay to performance. The RSUs granted to our other NEOs are subject to time-based vesting conditions. The Compensation Committee has approved equity grants in the form of stock options and time-based RSUs to our NEOs for 2018 to continue focus on long-term value and growth for our shareholders, provide some reduced risk in our long-term incentive compensation and promote retention of our associates. The details of these grants to NEOs are discussed in "Compensation of the other NEOs."

Perquisites. We consider offering perquisites to our NEOs to help them effectively use their limited personal time and in recognition that they are on call 24 hours a day, seven days a week.

To increase the number of client visits our key executives can make and to reduce the physical strain of their heavy travel schedules, we utilize Corporate Aircraft. In limited circumstances, the Corporate Aircraft is available for personal use by certain Cerner executives as approved by the Compensation Committee or executive management. Cerner's preference is for personal use flights to be taken on Company leased aircraft; however, Cerner may require an executive to use a third-party owned aircraft made available to Cerner under a fractional ownership or leasehold program or charter for personal use where business needs justify, such as unavailability of corporate leased aircraft. During 2017, the Compensation Committee only approved a personal use value for Mr. Patterson (described below). Personal use of the Corporate Aircraft by the approved NEOs, other executive officers and Directors over or in lieu of any personal use value approved by the Compensation Committee is prohibited unless such use is pursuant to a written aircraft time sharing agreement with us. Notwithstanding the foregoing, however, if there is an empty seat on a business flight, personal use by an NEO, executive officer or Director may be permitted if there is zero additional incremental cost to Cerner and such personal use is approved by a designated executive officer or the Compensation Committee. Business travel needs override all personal use requests.

In certain circumstances, we provide financial assistance to facilitate a move when we request an associate to relocate for Cerner business purposes. The Compensation Committee approved a relocation package for Mr. Townsend for his temporary relocation from Kansas City, Missouri to Salt Lake City, Utah consisting of approximately $20,000 per year for relocation assistance and a return to origin package of approximately $80,000, plus a tax gross-up on the full package.

The Compensation Committee believes that the relatively limited number of perquisites provided to our NEOs are reasonable. Except as specifically noted, we generally do not pay any tax gross-ups with regard to the taxable income related to these perquisites.

Compensation of the Chief Executive Officer
The Compensation Committee determines compensation for the CEO using the same criteria it uses for other NEOs. The Compensation Committee meets each year in executive session to evaluate the performance of the CEO and determine his compensation package, including base salary, performance-based cash incentive compensation, long-term incentive compensation, benefits and perquisites, if any.

Mr. Patterson was Cerner's Chief Executive Officer until his passing in July 2017. At that time, Mr. Illig was appointed Interim Chief Executive Officer and remained in that position until February 1, 2018, when Brent Shafer's appointment as Chief Executive Officer became effective. Below we describe the compensation for both Mr. Patterson and Mr. Illig. Information regarding the compensation of Mr. Shafer can be found in our Form 8-K filed with the SEC on January 10, 2018.

Neal L. Patterson

In March 2017, the Compensation Committee determined that Mr. Patterson's cash compensation would remain the same as 2016, and approved his continued base salary of $1,025,000 and performance-based cash incentive target opportunity of $2,000,000 effective April 2, 2017 (with a maximum performance-based cash incentive opportunity of $3,300,000 for him under the Performance-Based Compensation Plan). The Compensation Committee also approved Mr. Patterson's personal use of Corporate Aircraft in 2017 up to a value of $300,000. We convert the Compensation Committee approved value of personal use of Corporate Aircraft value into hours of flight time in accordance with corporate policies based on the incremental cost to use Cerner's Corporate Aircraft and excluding any "deadhead" hours and any additional incremental cost incurred in connection with Cerner's decision to require a Section 16 officer to use third party aircraft made available to Cerner under a fractional ownership or leasehold program or charter instead of Company leased aircraft when business needs dictate. Mr. Patterson was issued a stock option grant of 157,000 shares with an exercise price equal to the closing fair market value on March 3, 2017, the date of the grant, with a grant date fair value of $2,881,868. Mr. Patterson was also issued performance-based RSUs equivalent to 4,150 shares on March

3, 2017, with a grant date fair value of $231,321. The stock options and performance-based RSUs were cancelled and forfeited upon Mr. Patterson's death.

In 2017, Mr. Patterson earned total cash compensation of $1,339,855 which included i) $532,212 in base salary, ii) $780,000 in payments earned under our Performance-Based Compensation Plan, and iii) $27,643 in payments relating to Mr. Patterson's Corporate Aircraft benefit discussed below. He earned 130% of the target incentive amount and 79% of the maximum cash incentive opportunity available to him for Q1 and Q2 under the Performance-Based Compensation Plan. Mr. Patterson's targeted total compensation for 2017 was in the lower quartile of our peer group, which was similar to 2016. In particular, the Compensation Committee noted that, in 2016, we delivered healthy financial results overall, with an 8% increase in revenue, strong margin performance, 12% increase in backlog, strong expense management and 7% increase in adjusted net earnings. The Compensation Committee also observed that Mr. Patterson was a talented leader demonstrating the ability to deliver successful short-term results in a time of changing market conditions and our Company's role in the health care delivery system, while maintaining focus on the long-term vision for our Company. The Compensation Committee also noted Mr. Patterson's continued strong results in organizing and developing management teams.

During 2017, Mr. Patterson's personal use of the Corporate Aircraft was below the Compensation Committee approved value, and therefore we paid him $27,643 which was the difference between the approved value (as prorated through his death in July 2017) and the value of his personal use. However, for SEC reporting purposes, the approved value of $156,164 (prorated from the annual approved value of $300,000 through his passing in July 2017) plus deadhead costs of $24,599 (which were not counted against his personal use limit) must be aggregated and reported as a perquisite. Therefore, the incremental cost to us of Mr. Patterson's personal use of our Corporate Aircraft was $180,763.

Clifford W. Illig

Upon the passing of Mr. Patterson in July 2017, the Board of Directors named Mr. Illig the Chairman of the Board and Interim Chief Executive Officer. The Compensation Committee approved for Mr. Illig, effective August 20, 2017, an annualized base salary of $1,000,000 and a performance-based cash incentive target opportunity of $1,000,000 under the Performance-Based Compensation Plan (which, factoring in his opportunity under the Performance-Based Compensation Plan for the first half of the year, gave him a maximum performance-based cash incentive opportunity of $890,841 for the full year). Mr. Illig was also issued a stock option grant of 50,000 shares with an exercise price equal to the closing fair market value on August 15, 2017, the date of the grant, with a grant date fair value of $1,027,836. The options will vest over a five-year period with 40% vesting at the end of the second year and 20% vesting each year thereafter, subject to Mr. Illig’s continued employment through the applicable vesting dates.

Prior to being named Interim Chief Executive Officer in July 2017, Mr. Illig had an annual base salary of $450,000 and a performance-based cash incentive target of $275,000. On March 3, 2017, Mr. Illig was issued a stock option grant of 30,000 shares, with a grant date fair value of $550,675, and time-based RSUs equivalent to 1,000 shares, with a grant date fair value of $55,740. The options will vest on the same five-year schedule disclosed above for his August 15, 2017 option grant. The time-based RSUs vested on March 5, 2018, and were subject to Mr. Illig's continued employment through the vesting date. During 2017, Mr. Illig earned total cash compensation of $1,009,774 which included $650,962 in base salary and $358,812 in payments earned under our Performance-Based Compensation Plan. Mr. Illig earned 66% of the target incentive amount and 40% of the maximum cash incentive opportunity available to him under the Performance-Based Compensation Plan during 2017.

Mr. Illig returned to his previous position as Vice Chairman of the Board effective February 1, 2018, at which time his annualized base salary was reduced to $500,000 and his performance-based cash incentive compensation target was reduced to $500,000. Mr. Illig’s maximum performance-based cash incentive opportunity for 2018 under the terms of our 2018 Performance Plan is $1,087,912 (which represents the maximum possible payout opportunity for him under the 2018 Performance Plan). On March 1, 2018, the Compensation Committee also approved a stock option grant to Mr. Illig of 22,000 shares, with a grant date fair value of $488,085, and time-based RSU's equivalent to 2,640 shares, with a grant date fair value of $166,162, both granted on March 2, 2018. The time-based RSUs will vest on March 2, 2021 if Mr. Illig continues to be employed through the vesting date.

Compensation of the other NEOs
The Compensation Committee and its Equity and Incentive Subcommittee approved the 2017 compensation packages, effective April 2, 2017 for base salaries and performance-based cash incentive compensation, March 3, 2017 for annual equity grants, and September 1, 2017 for the retention grants for each of the NEOs, other than Mr. Patterson and Mr. Illig, as follows:

NEO	Base Salary ($)	Performance-based Cash Incentive Target ($)	Maximum Performance-based Cash Incentive Opportunity ($)	Equity Grant (Options and RSUs) (#)	Equity Grant ($) (1)
Marc G. Naughton	530,000	555,000	915,750	87,500(2)	1,606,137
				1,500(3)	83,610
				41,800(4)	2,854,104
Zane M. Burke	665,000	860,000	1,419,000	140,000(2)	2,569,819
				2,100(3)	117,054
				70,400(4)	4,806,912
Michael R. Nill	665,000	860,000	1,419,000	140,000(2)	2,569,819
				2,100(3)	117,054
				70,400(4)	4,806,912
Jeffrey A. Townsend	665,000	860,000	1,419,000	140,000(2)	2,569,819
				2,100(3)	117,054
				70,400(4)	4,806,912

(1)
These amounts reflect the grant date fair value of the option or RSU awards granted under our Long-Term Incentive Plan as described under "Compensation Elements - Long-Term Incentive Plan Compensation." Refer to Note 14 in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K for fiscal year ended December 30, 2017 for the relevant assumptions used to determine the valuation of these awards.

(2)
Non-qualified stock options. The options were granted with an exercise price equal to the closing fair market value on March 3, 2017, the date of grant, and will vest over a five-year period with 40% vesting at the end of the second year and 20% vesting each year thereafter, subject to continued employment through the applicable vesting dates.

(3)
Time-based RSUs. The RSUs were granted to the NEOs on March 3, 2017 in lieu of increases to their performance-based cash compensation and base salaries, and vested on March 5, 2018, and were subject to continued employment through the vesting date.

(4)
Time-based RSUs. The Compensation Committee approved off-cycle time-based RSUs granted to the NEOs on September 1, 2017 to encourage the retention of these NEOs and ensure continuity and stability in Cerner's business following Mr. Patterson's death. The RSUs will vest on September 1, 2019, subject to continued employment through the vesting date.

The Compensation Committee has approved the 2018 compensation packages, effective April 1, 2018 for base salaries and performance-based cash incentive compensation and March 2, 2018 for equity grants, for each of the NEOs, other than Messrs. Patterson and Illig, as follows:

NEO	Base Salary ($)	Performance-based Cash Incentive Target ($)	Maximum Performance-based Cash Incentive Opportunity ($)	Equity Grant (Options or RSUs) (#)	Equity Grant ($) (1)
Marc G. Naughton	600,000	770,000	1,432,500	73,100(2)	1,621,772
				8,750(3)	550,725
Zane M. Burke	750,000	975,000	1,892,500	97,600(2)	2,165,320
				11,680(3)	735,139
Michael R. Nill	690,000	911,000	1,796,500	97,600(2)	2,165,320
				11,680(3)	735,139
Jeffrey A. Townsend	690,000	911,000	1,796,500	97,600(2)	2,165,320
				11,680(3)	735,139

(1)
These amounts reflect the grant date fair value of the option or RSU awards granted under our Long-Term Incentive Plan as described under "Compensation Elements - Long-Term Incentive Plan Compensation." Refer to Note 14 in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K for fiscal year ended December 30, 2017 for the relevant assumptions used to determine the valuation of these awards.

(2)
Non-qualified stock options. The options were granted with an exercise price equal to the closing fair market value on March 2, 2018, the date of grant, and will vest over a five-year period with 40% vesting at the end of the second year and 20% vesting each year thereafter, subject to continued employment through the applicable vesting dates.

(3)	Time-based RSUs. The RSUs were granted to the NEOs on March 2, 2018 and will vest on March 2, 2021 subject to continued employment through the vesting date.

Vesting of Performance-Based Restricted Share Grants
The following discusses the determination of performance-based shares granted to each NEO (other than Messrs. Patterson and Illig who were not granted any such awards) in 2015 that will vest in 2018 with respect to performance periods ended in 2017. These grants vest based on the attainment of the performance metric noted and continued employment through the vesting date. The table reports the performance against the targets and the shares that will vest for each listed NEO in 2018.

NEO	Grant Date	Vest Date	Possible Shares	Performance Metric	Target	Actual	Subject to reduction based on individual performance goals	Shares to Vest
Marc G. Naughton	3/12/2015	6/1/2018	8,500	2017 adjusted earnings growth over 2014	20%	40%	Yes	8,500
Zane M. Burke	3/12/2015	6/1/2018	18,000	2017 adjusted earnings growth over 2014	20%	40%	Yes	18,000
Michael R. Nill	3/12/2015	6/1/2018	18,000	2017 adjusted earnings growth over 2014	20%	40%	Yes	18,000
Jeffrey A. Townsend	3/12/2015	6/1/2018	18,000	2017 adjusted earnings growth over 2014	20%	40%	Yes	18,000

The objective performance metrics for 2017 were attained and, based on management review and Compensation Committee approval of the above NEOs' performance ratings and individual performance goal attainment, it was determined that 100% of the available shares are eligible to vest. The shares to vest for each of the above NEOs as noted in the table are contingent upon each individual's continued employment through the June 1, 2018 vesting date.

Internal Pay Equity
Our internal pay equity guidelines provide that the CEO's total cash compensation shall not be more than three times that of the next highest executive officer's total cash compensation. Our Board must approve any exception to these guidelines. Compensation decisions for 2017 and 2018 were in line with these guidelines.

Stock Ownership Guidelines
Under our stock ownership guidelines, our non-employee Directors and every associate that is a vice president or higher in rank, are required to have a certain level of stock ownership in our Company. Ownership in our Company demonstrates a long-term commitment and ensures strong alignment of interests of Directors and our leadership with the interests of shareholders. The stock ownership guidelines establish an annual measurement date of January 1st of each year. The Compensation Committee reviewed the guidelines in March 2018 to be sure they remain reasonable and meet the intended purpose.

Unlike typical ownership guidelines that are based on a multiple of salary or fixed number of shares, our guidelines (referred to as an "Ownership Percentage") require the retention of 45% to 75% of equity awards made to our executives and non-employee Directors. We believe this generally leads to significantly higher stock ownership requirements than other stock ownership policies.

Ownership Percentage Requirement
Board of Directors (non-employees)	75%
Chief Executive Officer	75%
President and Executive Vice President	65%
Senior Vice President	55%
Vice President	45%

Ownership Percentage Formula = Ownership Position (defined below) divided by the number of shares underlying stock options granted during the seven years immediately preceding the annual measurement date + 50% of restricted stock and RSU awards granted during the seven years immediately preceding the annual measurement date.

The "Ownership Position" includes any shares fully owned, including shares owned by a spouse, dependent children or a trust; outstanding stock options (unexercised vested and non-vested); fully vested shares held in our 401(k) plan; shares purchased through, and subject to restriction under, our Associate Stock Purchase Plan ("ASPP"); 50% of non-vested restricted stock and RSU awards; and shares held in our deferred compensation plan.

A reduced ownership requirement scale will be applied based on tenure. For non-employee Directors, a 10% per year reduced ownership requirement scale after the first year of service will be applied based on years of service with the Board, with a minimum ownership requirement of five times the annual cash retainer (as set for a given year), regardless of tenure. For our management subject to the guidelines, a 2% per year reduced ownership requirement scale will be applied after ten years of service with a minimum ownership requirement of one-half of the Ownership Percentage Requirement noted above regardless of tenure. The guidelines also include hardship and retirement provisions in order to allow executives to diversify a portion of their stock holdings as they approach retirement.

At the annual measurement date on January 1, 2018, all of the NEOs and non-employee Directors were compliant with the stock ownership guidelines. The guidelines allow any officer or Director who is not currently compliant to submit a plan to the CEO and Chief People Officer indicating how compliance will be achieved within a five-year timeframe.

Retirement
We have a 401(k) retirement plan in which contributions are made to the NEOs on the same basis as all other associates. We offer this plan as part of our overall benefits and compensation package to remain competitive in the market and retain talent. We make matching contributions to the plan, on behalf of participants, in an amount equal to 33% of the first 6% of the participant's salary contribution. We also have the option to make a second tier discretionary match to participants' accounts deferring at least 2% of their base salary, if approved by the Compensation Committee or its Incentive Compensation Plan - Quarterly Administration Subcommittee. The discretionary match is calculated as a percentage of paid base salary to plan participants based on performance against established financial metric targets, such as adjusted earnings per share targets used in our performance-based compensation plans. No second tier match was paid for 2017.

Associate Stock Purchase Plan
We have an Associate Stock Purchase Plan under which participants may elect to contribute 1% to 20% of eligible compensation to the plan, subject to annual limitations determined in accordance with the Internal Revenue Code. Participants may purchase our Common Stock at a 15% discount on the last trading day of the purchase period. All associates that meet the eligibility requirements under the Associate Stock Purchase Plan, including the NEOs, are allowed to participate with the exception of those who own an aggregate of 5% or more of the total outstanding shares of our stock.

Health and Welfare Benefits and Insurance
We also offer medical, dental, vision, group term life , accidental death and dismemberment and travel accident insurance plans in which our NEOs may elect to participate. The cost of these plans and opportunity for benefits thereunder are the same for the NEOs as for all other U.S. based associates and any Company contributions are made to the NEOs on the same basis as to all other U.S. based associates. We offer these plans as part of our overall benefits and compensation package to remain competitive in the market and retain talent.

Employment Agreements
We enter into employment agreements with all of our associates, including all of the NEOs. The material terms of the NEOs' employment agreements provide for:

i)	at-will employment;

ii)
for Messrs. Patterson and Illig, an annual base salary, a potential annual bonus and specified use of our Corporate Aircraft, all as determined annually by the Chief Executive Officer or Board, as appropriate;

iii)	severance payments and benefits upon certain termination events, as discussed in detail below under "Potential Payments Under Termination or Change in Control";

iv)
an assignment provision wherein Messrs. Patterson and Illig assign all discoveries, inventions or improvements related to our business to us and wherein the other NEOs assign to us all discoveries, inventions or improvements related to our business made while in our employ and, for each NEO other than Mr. Townsend, within one year thereafter;

v)	a nondisclosure provision that survives in perpetuity;

vi)
for each of the NEOs other than Mr. Townsend, non-competition and non-solicitation provisions that are effective during the term of the executive's employment and for two years following termination of employment for any reason; for Mr. Townsend, non-competition provisions that are effective during the term of Mr. Townsend's employment and for three years following the termination of employment for any reason; and

vii)	for Messrs. Patterson and Illig general mutual indemnification obligations with us.

Additionally, all of our NEOs have voluntarily executed a Cerner mutual arbitration supplement to their employment agreements, the form of which is substantially similar to that executed by most of our U.S. based associates, whereby the associate voluntarily agrees to mutual arbitration in the event of a dispute with Cerner.

Severance Arrangements
Because employment with Cerner is at-will, Cerner has no obligation to compensate any associate upon termination from his or her employment other than as may be provided in that associate's employment agreement or as specifically set forth in our Enhanced Severance Pay Plan, which was first approved in 2005.

Our Enhanced Severance Pay Plan applies to all of our U.S.-based permanent, full-time associates (other than those associates who we have granted contractual severance benefits) and offers severance pay upon certain termination without cause events or qualifying terminations or resignations for good reason following a change in control. Our NEOs (other than Messrs. Patterson and Illig, who were already entitled to contractual severance pursuant to their employment agreements) previously participated in the Enhanced Severance Pay Plan. However, in September 2017, we entered into Cerner Executive Severance Agreements with each of Messrs. Burke, Nill, Townsend and Naughton for the purpose of updating the employment arrangements with such NEOs to promote the retention of these NEOs and ensure continuity and stability in Cerner's business following the death of Mr. Patterson. Each of the Cerner Executive Severance Agreements supplements and amends their respective employment agreements with Cerner and supersedes any benefits that may have been available to the NEOs under the Enhanced Severance Pay Plan.

We recognize that business needs, an associate's work performance or other reasons may require termination of employment. Our Enhanced Severance Pay Plan, as well as our limited contractual severance arrangements, are intended to: show that we value our associates; help recruit and retain qualified associates; and, encourage continued attention and dedication to duties without distraction arising from the possibility of a change in control of the Company. We do not pay tax gross-ups on any severance payments.

Refer to "Potential Payments Under Termination or Change in Control" for further details.

Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code generally disallows a federal income tax deduction to a public company for compensation in excess of $1 million per fiscal year paid to "covered employees." Prior to January 1, 2018, any amounts that qualified under the "performance-based compensation" exception under Section 162(m) were excluded from this deduction limit. Pursuant to the tax reform legislation passed in December 2017, commonly referred to as the Tax Cuts and Jobs Act, this "performance-based compensation" exception was eliminated, effective for taxable years beginning after December 31, 2017, such that compensation paid to a public company's "covered employees" in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. In addition, the Tax Cuts and Jobs Act amended the definition of "covered employees" to include a company's chief financial officer. As such, effective January 1, 2018, "covered employees" include a company's chief executive officer, chief financial officer and the next three other most highly compensated officers serving at the end of the taxable year. Further, under the Tax Cuts and Jobs Act, once an officer is a "covered employee" their compensation will remain subject to Section 162(m) indefinitely.

As a general matter, in making its previous compensation decisions, the Compensation Committee sought to maximize the deductibility of compensation under Section 162(m) to the extent doing so was reasonable and consistent with our strategies and goals. Stock options and performance-based equity awarded under our shareholder approved Long-Term Incentive Plan and payments under our shareholder approved Performance-Based Compensation Plan for 2017 were designed with the intent to qualify under the "performance-based compensation” exception under Section 162(m), and to enable us to deduct such compensation to the greatest extent permitted under Section 162(m), in each case, as such rules were in effect when the compensation decisions were made.

Although deductibility of compensation is preferred, tax deductibility is not the primary objective of our compensation programs. We believe it is important to retain the flexibility to compensate executives competitively even if such compensation is potentially not deductible for tax purposes. The Compensation Committee considers the impacts of all relevant tax provisions in developing, implementing, and administering our compensation programs. However, the Compensation Committee balances this consideration with our primary goal of structuring compensation programs to attract, motivate, reward and retain qualified associates. As such, exceptions may occur when the Compensation Committee, after balancing tax efficiency with our strategies and goals, believes it is in the best interests of our shareholders. In addition, because of the uncertainties associated with the application and interpretation of Section 162(m) and the regulations issued thereunder, including the uncertain scope of the transition relief under the Tax Cuts and Jobs Act, there can be no assurance that compensation intended to satisfy the requirements for deductibility under Section 162(m) will in fact be deductible. Further, the Compensation Committee reserves the right to modify compensation that was initially intended to be exempt from Section 162(m) if it determines that such modifications are consistent with our strategies and goals.

SUMMARY COMPENSATION TABLE

The following table sets forth information regarding compensation earned by our NEOs for the Company's last three fiscal years.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compen- sation ($) (3)	Total ($)
Neal L. Patterson	2017	532,212	—	231,321(4)	2,881,868	780,000	—	186,109(5)	4,611,510
Chairman of the Board and Chief Executive Officer (until July 2017)	2016	1,025,000	—	—	2,853,988	1,755,750	—	448,926	6,083,664
	2015	1,025,000	—	—	3,237,193	1,448,813	—	216,614	5,927,620

Clifford W. Illig	2017	650,962	—	55,740(4)	1,578,511	358,812	—	5,346	2,649,371
Chairman of the Board and Interim Chief Executive Officer (from July 2017 through the end of 2017)

Marc G. Naughton	2017	530,000	—	2,937,714(4)	1,606,137	431,513	—	5,346	5,510,710
Executive Vice President and Chief Financial Officer	2016	524,712	—	—	1,590,599	482,963	—	7,235	2,605,509
	2015	501,827	—	602,735(6)	972,263	387,187	—	7,235	2,471,247

Zane M. Burke	2017	665,000	—	4,923,966(4)	2,569,819	668,650	—	5,346	8,832,781
President	2016	657,596	—	—	2,544,958	750,675	—	7,235	3,960,464
	2015	623,654	—	1,276,380(6)	1,613,072	605,063	—	7,235	4,125,404

Michael R. Nill	2017	665,000	—	4,923,966(4)	2,569,819	668,650	—	5,346	8,832,781
Executive Vice President and Chief Operating Officer	2016	657,596	—	—	2,544,958	750,675	—	7,235	3,960,464
	2015	623,654	—	1,276,380(6)	1,613,072	605,063	—	7,235	4,125,404

Jeffrey A. Townsend	2017	665,000	—	4,923,966(4)	2,569,819	668,650	—	43,046(7)	8,870,481
Executive Vice President and Chief of Staff	2016	657,596	—	—	2,544,958	750,675	—	44,935	3,998,164
	2015	623,654	—	1,276,380(6)	1,613,072	605,063	—	44,935	4,163,104

(1)
These amounts reflect the grant date fair value of the option awards granted under our Long-Term Incentive Plan as described under "Compensation Elements - Long-Term Incentive Plan Compensation" computed in accordance with FASB ASC Topic 718. Refer to Note 14 in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K for the fiscal year ended December 30, 2017 for the relevant assumptions used to determine the grant date fair value of our option awards. Mr. Patterson forfeited his 2017 option awards upon his passing in July 2017.

(2)	Reflects payments earned under our Performance-Based Compensation Plan as described above under "Compensation Elements - Performance-Based Cash Incentive Compensation."

(3)
This column includes the aggregate incremental cost to us of providing perquisites and other personal benefits to the NEOs, as well as our matching contributions (both fixed and discretionary) to the NEOs' accounts pursuant to our 401(k) retirement plan.

(4)
These amounts reflect the grant date fair value of the RSUs granted under our Long-Term Incentive Plan as described under "Compensation Elements - Long-Term Incentive Plan Compensation" computed in accordance with FASB ASC Topic 718. In 2017, performance-based RSUs were granted to Mr. Patterson and time-based RSUs were granted to our other NEOs in lieu of increases in performance-based cash compensation and base salary. Additional time-based RSUs were awarded to the NEOs (excluding Messrs. Patterson and Illig) to encourage the retention of these NEOs to ensure continuity and stability of Cerner's business following Mr. Patterson's passing. Refer to Note 14 in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K for the fiscal year ended December 30, 2017 for the relevant assumptions used to determine the grant date fair value of our RSU awards. For Mr. Patterson's 2017 performance-based RSUs, the amount reflects the probable outcome of the performance metrics being achieved as of the date of grant. Mr. Patterson subsequently forfeited these awards upon his passing in July 2017.

(5)
This amount includes perquisites and other personal benefits for Mr. Patterson consisting of personal use of our Corporate Aircraft by Mr. Patterson, which had an incremental cost to us in the amount of $180,763 in 2017. The incremental cost to us of Mr. Patterson's personal use of Corporate Aircraft was calculated by combining the variable operating costs of such travel, including the cost of fuel and oil, engine reserves, auxiliary power unit reserves, on-board catering and deicing fluids when applicable, the costs of deadhead hours, and the amount of $27,643 in cash paid to Mr. Patterson because his personal use did not exceed the Compensation Committee approved value (as prorated through his death in July 2017).

(6)
In 2015, restricted stock awards were granted pursuant to a three-year performance vesting timeframe under our Long-Term Incentive Plan. The amounts above reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 in relation to the 2015 three-year performance vesting timeframe at the probable outcome of the performance metrics being achieved as of the date of grant.

(7)
This amount includes perquisites and other personal benefits for Mr. Townsend consisting of (i) $20,000 paid in 2017 pursuant to a relocation package approved by the Compensation Committee for Mr. Townsend's temporary relocation from Kansas City, Missouri to Salt Lake City, Utah for an undetermined period of time to lead our partnership with Intermountain Healthcare, (ii) $17,700 in tax gross-ups related to the foregoing relocation package, and (iii) personal use of the Corporate Aircraft with zero incremental cost to the Company.

2017 GRANTS OF PLAN-BASED AWARDS

The following table reflects estimated possible payouts under non-equity incentive plan awards and the number, exercise price and grant date fair value of option and RSU awards made to the NEOs in 2017. During 2017, our non-equity incentive awards were granted to participants of our Performance-Based Compensation Plan based upon pre-established performance targets set annually by the Compensation Committee and its Incentive Compensation Plan - Quarterly Administration Subcommittee. For more detailed information regarding our Performance-Based Compensation Plan, see "Compensation Elements - Performance-Based Cash Incentive Compensation." Our equity incentive awards were granted under our shareholder approved Long-Term Incentive Plan. For more detailed information regarding our Long-Term Incentive Plan, see "Compensation Elements - Long-Term Incentive Plan Compensation."

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (4)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh) (5)	Grant Date Fair Value of Stock and Option Awards ($) (6)
		Threshold ($) (1)	Target ($)	Maximum ($) (2)	Threshold	Target (#) (3)	Maximum
Neal L. Patterson(7)	3/3/2017	1,000,000	2,000,000	3,300,000	—	—	—	—	157,000	55.74	2,881,868
	3/3/2017	—	—	—	—	4,150	—	—	—	—	231,321
Clifford W. Illig	3/3/2017	269,952	539,904	890,841	—	—	—	—	30,000	55.74	550,675
	3/3/2017	—	—	—	—	—	—	1,000	—	—	55,740
	8/15/2017	—	—	—	—	—	—	—	50,000	63.44	1,027,836
Marc G. Naughton	3/3/2017	277,500	555,000	915,750	—	—	—	—	87,500	55.74	1,606,137
	3/3/2017	—	—	—	—	—	—	1,500	—	—	83,610
	9/1/2017	—	—	—	—	—	—	41,800	—	—	2,854,104
Zane M. Burke	3/3/2017	430,000	860,000	1,419,000	—	—	—	—	140,000	55.74	2,569,819
	3/3/2017	—	—	—	—	—	—	2,100	—	—	117,054
	9/1/2017	—	—	—	—	—	—	70,400	—	—	4,806,912
Michael R. Nill	3/3/2017	430,000	860,000	1,419,000	—	—	—	—	140,000	55.74	2,569,819
	3/3/2017	—	—	—	—	—	—	2,100	—	—	117,054
	9/1/2017	—	—	—	—	—	—	70,400	—	—	4,806,912
Jeffrey A. Townsend	3/3/2017	430,000	860,000	1,419,000	—	—	—	—	140,000	55.74	2,569,819
	3/3/2017	—	—	—	—	—	—	2,100	—	—	117,054
	9/1/2017	—	—	—	—	—	—	70,400	—	—	4,806,912

(1)	These amounts represent the lowest level of payout, if any payout is triggered, for each metric under the Performance-Based Compensation Plan.

(2)
These amounts represent the maximum available payout under the Performance-Based Compensation Plan. Actual fiscal year 2017 amounts earned under the Performance-Based Compensation Plan are included in the Summary Compensation Table.

(3)	These amounts reflect the number of shares underlying RSUs subject to performance-based vesting.

(4)	These amounts reflect the number of shares underlying RSUs subject to time-based vesting.

(5)	The exercise price is equal to the closing fair market value of our Common Stock on the date of grant.

(6)
These amounts reflect the grant date fair value of the awards granted computed in accordance with FASB ASC Topic 718. Refer to Note 14 in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K for fiscal year ended December 30, 2017 for the relevant assumptions used to determine the valuation of our equity awards. For Mr. Patterson's 2017 performance-based RSUs, the amount reflects the probable outcome of the performance metrics being achieved as of the date of grant. Mr. Patterson subsequently forfeited his RSUs and options awarded in 2017 upon his passing.

(7)
For Mr. Patterson, the threshold, target and maximum cash incentive opportunities included in the table reflect those amounts set by the Compensation Committee for the full 2017 year. Mr. Patterson only participated in the Performance-Based Compensation Plan during Q1 and Q2, and therefore his prorated threshold, target and maximum cash incentive opportunities for Q1 and Q2 were $300,000, $600,000 and $990,000, respectively.

OUTSTANDING EQUITY AWARDS AT 2017 FISCAL YEAR-END

The following table provides information regarding outstanding awards to the NEOs as of December 30, 2017.

	Option Awards						Stock Awards
Name	Grant Date (1)	Number of Securities Underlying Unexercised Options		Option Exercise Price ($)	Option Expiration Date		Number of Shares of Stock That Have Not Vested (#) (2)	Market Value at December 30, 2017 of Shares of Stock That Have Not Vested ($)	Equity Incentive Plan Awards
		Exercisable (#)	Unexercisable (#)						Number of Unearned Shares That Have Not Vested (#) (3)	Market Value at December 30, 2017 of Unearned Shares That Have Not Vested ($)
Neal L. Patterson	3/12/2015	58,600	—	70.91	7/9/2018		—	—	—	—

Clifford W. Illig	3/14/2008	40,000	—	10.06	3/14/2018	(4)	—	—	—	—
	3/6/2009	40,000	—	9.18	3/6/2019	(4)	—	—	—	—
	3/12/2010	40,000	—	21.30	3/12/2020	(4)	—	—	—	—
	3/11/2011	40,000	—	25.80	3/11/2021	(4)	—	—	—	—
	3/9/2012	30,000	—	38.43	3/9/2022	(4)	—	—	—	—
	3/1/2013	24,000	6,000	44.62	3/1/2023	(4)	—	—	—	—
	3/7/2014	15,000	10,000	60.37	3/7/2024	(4)	—	—	—	—
	3/12/2015	10,000	15,000	70.91	3/12/2025	(4)	—	—	—	—
	3/11/2016	—	30,000	54.01	3/11/2026	(4)	—	—	—	—
	3/3/2017	—	30,000	55.74	3/3/2027	(4)	—	—	—	—
	3/3/2017	—	—	—	—		1,000	67,390	—	—
	8/15/2017	—	50,000	63.44	8/15/2027	(4)	—	—	—	—

Marc G. Naughton	3/11/2011	56,000	—	25.80	3/11/2021	(4)	—	—	—	—
	2/24/1997	70,000	—	1.88	2/24/2022	(5)	—	—	—	—
	3/9/2012	50,000	—	38.43	3/9/2022	(4)	—	—	—	—
	3/1/2013	40,000	10,000	44.62	3/1/2023	(4)	—	—	—	—
	3/7/2014	26,400	17,600	60.37	3/7/2024	(4)	—	—	—	—
	3/12/2015	17,600	26,400	70.91	3/12/2025	(4)	—	—	—	—
	3/12/2015	—	—	—	—		—	—	8,500	572,815
	3/11/2016	—	87,500	54.01	3/11/2026	(4)	—	—	—	—
	3/3/2017	—	87,500	55.74	3/3/2027	(4)	—	—	—	—
	3/3/2017	—	—	—	—		1,500	101,085	—	—
	9/1/2017	—	—	—	—		41,800	2,816,902	—	—

Zane M. Burke	3/1/2013	—	16,000	44.62	3/1/2023	(4)	—	—	—	—
	3/7/2014	43,800	29,200	60.37	3/7/2024	(4)	—	—	—	—
	3/12/2015	29,200	43,800	70.91	3/12/2025	(4)	—	—	—	—
	3/12/2015	—	—	—	—		—	—	18,000	1,213,020
	3/11/2016	—	140,000	54.01	3/11/2026	(4)	—	—	—	—
	3/3/2017	—	140,000	55.74	3/3/2027	(4)	—	—	—	—
	3/3/2017	—	—	—	—		2,100	141,519	—	—
	9/1/2017	—	—	—	—		70,400	4,744,256	—	—

Michael R. Nill	3/9/2012	80,000	—	38.43	3/9/2022	(4)	—	—	—	—
	3/1/2013	64,000	16,000	44.62	3/1/2023	(4)	—	—	—	—
	3/7/2014	43,800	29,200	60.37	3/7/2024	(4)	—	—	—	—
	3/12/2015	29,200	43,800	70.91	3/12/2025	(4)	—	—	—	—
	3/12/2015	—	—	—	—		—	—	18,000	1,213,020
	3/11/2016	—	140,000	54.01	3/11/2026	(4)	—	—	—	—
	3/3/2017	—	140,000	55.74	3/3/2027	(4)	—	—	—	—
	3/3/2017	—	—	—	—		2,100	141,519	—	—
	9/1/2017	—	—	—	—		70,400	4,744,256	—	—

Jeffrey A. Townsend	3/14/2008	120,000	—	10.06	3/14/2018	(4)	—	—	—	—
	3/6/2009	110,000	—	9.18	3/6/2019	(4)	—	—	—	—
	3/9/2012	80,000	—	38.43	3/9/2022	(4)	—	—	—	—
	3/1/2013	64,000	16,000	44.62	3/1/2023	(4)	—	—	—	—
	3/7/2014	43,800	29,200	60.37	3/7/2024	(4)	—	—	—	—
	3/12/2015	29,200	43,800	70.91	3/12/2025	(4)	—	—	—	—
	3/12/2015	—	—	—	—		—	—	18,000	1,213,020
	3/11/2016	—	140,000	54.01	3/11/2026	(4)	—	—	—	—
	3/3/2017	—	140,000	55.74	3/3/2027	(4)	—	—	—	—
	3/3/2017	—	—	—	—		2,100	141,519	—	—
	9/1/2017	—	—	—	—		70,400	4,744,256	—	—

(1)
Equity awards granted in 1997 were made from Plan D; grants in 2010 were made from Plan F; grants in 2007, 2008, 2009 and on March 11, 2011 were made from Plan G; grants in 2012 to 2017 were made from the Long-Term Incentive Plan. We no longer make grants from Plans D, F or G.

(2)	Includes RSUs subject to continued employment through the vesting dates. These awards are scheduled to vest (or have vested) as follows:

Clifford W. Illig	•	1,000 shares on March 5, 2018

Marc G. Naughton	•	1,500 shares on March 5, 2018
	•	41,800 shares on September 1, 2019

Zane M. Burke, Michael R. Nill and Jeffrey A. Townsend	•	2,100 shares on March 5, 2018
	•	70,400 shares on September 1, 2019

(3)
Includes restricted stock awards that are subject to performance metrics and continued employment through the vesting dates. These awards are scheduled to vest as follows assuming continued employment through the vesting dates:

Marc G. Naughton	•	8,500 shares on June 1, 2018

Zane M. Burke, Michael R. Nill and Jeffrey A. Townsend	•	18,000 shares on June 1, 2018

(4)
Option vests over a five-year period with a 40% vest increment two years from the date of grant and 20% vest increments for each of the next three years thereafter. Option expires 10 years from the date of grant.

(5)	Option vests over a 10-year period with 10% vest increments for each of the 10 years from the date of grant. Option expires 25 years from the date of grant.

2017 OPTION EXERCISES AND STOCK VESTED

The following table provides information regarding option exercises by our NEOs and the vesting of restricted stock held by our NEOs during 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Neal L. Patterson(3)	2,861,900	147,110,494	—	—
Clifford W. Illig	—	—	—	—
Marc G. Naughton	120,000	6,527,250	6,800	453,560
Zane M. Burke	94,000	2,348,930	14,400	960,480
Michael R. Nill	110,000	6,020,377	14,400	960,480
Jeffrey A. Townsend	100,000	3,885,770	14,400	960,480

(1)	Represents the difference between the exercise price and the fair market value of our Common Stock on the date of exercise.

(2)	Represents the aggregate dollar amount realized, which is calculated by multiplying the number of shares of restricted stock by the fair market value of our Common Stock on the vesting date.

(3)	Includes option exercises by both Mr. Patterson and his estate during 2017.

POTENTIAL PAYMENTS UNDER TERMINATION OR CHANGE IN CONTROL

The following summaries set forth the actual or potential payments payable to our NEOs upon termination of employment or a Change in Control of the Company under (and as defined in) their current employment agreements and Cerner Executive Severance Agreements, as amended or supplemented. The Compensation Committee may at its discretion revise, amend or add to the benefits if it deems such action advisable.

Neal L. Patterson

On his death, we owed Mr. Patterson no further compensation under his Employment Agreement other than unpaid salary earned through the termination date and earned but unpaid incentive pay in accordance with our policies.

Benefits: Upon his death, Mr. Patterson's estate was entitled to life insurance benefits under our group life insurance program equal to $500,000.

Equity Awards: Upon his death, Mr. Patterson forfeited any outstanding unvested awards. His estate has until July 9, 2018 to exercise any vested options in accordance with the terms of each specific option agreement.

Upon his death, Mr. Patterson's estate received the following payments and benefits:

Name	Payment/Benefit	Termination Without Cause (prior to a CIC) ($)	Termination Without Cause or Resignation for Good Reason (upon or following a CIC) ($)	For Cause Termination or Resignation (other than for Good Reason upon or following a CIC) ($)	Death ($)	Disability ($)
Neal L. Patterson	Cash	—	—	—	399,423(1)	—
	Benefits	—	—	—	500,000(2)	—
	Value of Accelerated Equity	—	—	—	—	—

(1)	The amount paid to Mr. Patterson's estate consisted of salary earned through the date of his death and earned but unpaid incentive pay, both of which were paid as a lump sum.

(2)	The value of death benefits includes the value of basic life insurance. This amount was paid in lump sum to Mr. Patterson's estate by Principal Financial, our insurance provider.

Clifford W. Illig

Termination by us for Cause or Resignation by Mr. Illig (other than for Good Reason upon or following a Change in Control): In the event we terminate Mr. Illig's employment for Cause or if Mr. Illig resigns his employment (other than for Good Reason within 12 months following a Change in Control), Mr. Illig will be entitled to no further compensation or benefits under his Employment Agreement other than: unpaid salary earned through the termination date and earned but unpaid incentive pay in accordance with our policies.

Equity Awards: unless otherwise provided in the award agreement entered into with Mr. Illig at the time of grant, upon termination for Cause (as defined in the award agreements) or resignation by Mr. Illig (other than for Good Reason within 12 months following a Change in Control), Mr. Illig will forfeit any outstanding unvested awards on the termination date, and he will generally have a period of time following termination of employment to exercise any vested options in accordance with the terms of each specific option award agreement.

Termination upon Death or Disability: In the event Mr. Illig's employment is terminated as a result of a Disability (as defined in his Employment Agreement) or in the event of Mr. Illig's death, we will owe Mr. Illig no further compensation under his Employment Agreement other than: unpaid salary earned through the termination date and earned but unpaid incentive pay in accordance with our policies.

Benefits: if Mr. Illig's employment is terminated as a result of his death, his estate is entitled to life insurance benefits under our group life insurance program equal to $500,000. In the event of accidental death, Mr. Illig's estate would receive an additional $500,000. In the event Mr. Illig died in a travel accident while on Cerner business, his estate would receive an additional $200,000.

Equity Awards: unless otherwise provided in the award agreement entered into with Mr. Illig at the time of grant, upon termination due to Disability or death, Mr. Illig will forfeit any outstanding awards, except that he or his estate will generally have a period of time following termination of employment to exercise any vested options in accordance with the terms of each specific option agreement. The Compensation Committee or Board, however, may decide to accelerate the vesting of any of Mr. Illig's options.

Termination by us without Cause (prior to a Change in Control): If Mr. Illig's employment is terminated by us without Cause (as defined in his Employment Agreement), Mr. Illig will be entitled to:

Severance Pay: i) two years' base salary (based on his annual base salary at the time of the termination) (less normal tax and payroll deductions), and ii) two times the average annual cash bonus received during the prior three-

year period (less normal tax and payroll deductions) (which severance amounts will be reduced pursuant to his employment agreement to the extent any amounts are classified as a "parachute payment" under Section 280G of the Internal Revenue Code, unless, even with the imposition of the 20% excise tax on Mr. Illig, he would receive a larger benefit than he would if his "parachute payments" were reduced (the "Reduced Amount")). These severance payments will generally be payable pro rata during the two-year severance term on Cerner's regular paydays, other than amounts during the first six months that qualify as "excess severance payments" as defined under Section 409A of the Internal Revenue Code (which amounts will be paid at a later date in accordance with his Employment Agreement).

Benefits: health, vision and dental insurance benefits for a two-year period following the termination of employment.

Equity Awards: immediate vesting of all equity incentive awards granted to Mr. Illig to the extent such grants would have vested based on the passage of time during the two-year period following the date of Mr. Illig's termination without Cause had he not been terminated. Upon termination by us without Cause, Mr. Illig will generally have a period of time following termination of employment to exercise any vested options in accordance with the terms of each specific option agreement.

Termination by us without Cause or Resignation by Mr. Illig for Good Reason (both upon or following a Change in Control): If there is a Change in Control of the Company (as defined in Mr. Illig's Employment Agreement), 50% of each equity incentive award granted to Mr. Illig under any of our equity incentive plans that has not yet vested will become vested on the date the Change in Control becomes effective. In addition, Mr. Illig will be entitled to the following if either: a) Mr. Illig's employment with us is terminated without Cause within 12 months following the date the Change in Control becomes effective, or b) Mr. Illig resigns his employment with Good Reason (as defined in his Employment Agreement) within 12 months after the Change in Control becomes effective:

Severance Pay: i) two years' base salary (based on his annual base salary at the time of the termination or resignation) (less normal tax and payroll deductions), and ii) two times the average annual cash bonus received during the prior three-year period (less normal tax and payroll deductions and less any Reduced Amount). These severance payments will be payable either pro rata or in a lump sum payment depending on whether the Change in Control event meets the definition of change in control under Section 409A of the Internal Revenue Code.

Benefits: health, vision and dental insurance benefits for a two-year period following the termination or resignation.

Equity Awards: The remaining 50% of each equity incentive award that has not yet vested will become fully vested upon the effective date of such termination or resignation. The Compensation Committee or Board, however, may decide to accelerate the vesting of any of Mr. Illig's options.

Non-compete Payments: Mr. Illig's employment agreement does not provide for non-compete payments (even though it contains a non-compete provision).

Assuming Mr. Illig's employment was terminated on December 30, 2017 under each set of circumstances set forth above, the following table provides information regarding the estimated value of all such payments and benefits:

Name	Payment/Benefit	Termination Without Cause (prior to a CIC) ($)	Termination Without Cause or Resignation for Good Reason (following a CIC) ($) (1)	For Cause Termination or Resignation (other than for Good Reason following a CIC) ($)	Death ($) (2)	Disability ($)
Clifford W. Illig	Cash Severance(3)	2,528,458	2,528,458	—	—	—
	Benefits(4)	29,654	29,654	—	500,000	—
	Value of Accelerated Equity	733,880(5)	1,222,640(6)	—	—	—
	Non-compete Payments	—	—	—	—	—

(1)	Assumes an effective Change in Control date of December 30, 2017.

(2)
The value of death benefits includes the value of basic life insurance. In the event of accidental death, Mr. Illig's estate would receive the value of one additional year's salary based upon his salary at the time of death, with a cap of $500,000. If Mr. Illig dies in a travel accident while on Cerner business his estate would receive an additional $200,000.

(3)	Cash severance payments could be made in a lump sum or as salary continuation on regularly scheduled paydays for the applicable severance period as determined by us.

(4)
In the case of a termination without Cause or Resignation for Good Reason, this includes the cost of premiums for health, vision and dental benefits over a two-year period, based on the rates in effect on January 1, 2018.

(5)
The payments relating to equity represent the value of unvested, accelerated stock options, restricted stock and RSUs as of December 30, 2017, calculated by multiplying the number of accelerated options, restricted stock and RSUs eligible for vesting within two years by the difference between the exercise price and the closing price of our Common Stock on December 29, 2017 (the last trading day in fiscal year 2017). It does not include the value of Mr. Illig's vested options as of December 30, 2017, which would equal $9,649,700.

(6)
The payments relating to equity represent the value of all unvested, accelerated stock options, restricted stock and RSUs as of December 30, 2017, calculated by multiplying the number of accelerated options, restricted stock and RSUs eligible for vesting by the difference between the exercise price and the closing price of our Common Stock on December 29, 2017 (the last trading day in fiscal year 2017). It does not include the value of Mr. Illig's vested options as of December 30, 2017, which would equal $9,649,700.

50% of this amount relates to options, restricted stock and RSUs that would vest automatically upon a Change in Control even if Mr. Illig's employment continued and 50% represents options, restricted stock and RSUs that would vest upon Mr. Illig's termination of employment without Cause or Mr. Illig's resignation with Good Reason within 12 months following the date the Change in Control becomes effective.

Marc G. Naughton, Zane M. Burke, Michael R. Nill and Jeffrey A. Townsend

Termination by us for Cause or on account of death or Disability or resignation by the NEO other than a Constructive Termination (before a Change in Control) or for Good Reason (after a Change in Control): If one of the above noted NEO's employment is terminated by us for Cause or on account of the NEO's death or Disability (each an "Ineligible Severance Event"), the NEO will be entitled to: i) any accrued but unpaid base salary; ii) any owed reimbursements for unreimbursed business expenses; and iii) such employee benefits (including equity compensation or cash bonuses earned as of the termination date but not yet paid), if any, to which the NEO may be entitled under Cerner's employee benefit plans as of the NEO's termination date (the foregoing amounts described in clause i), ii) and iii) are collectively referred to as the "Accrued Amounts"). If an NEO resigns other than on account of a Constructive Termination (before a Change in Control) or for Good Reason (after a Change in Control), the NEO will be entitled to the Accrued Amounts; provided, that if the NEO resigns with fewer than 30 days' notice, or leaves employment prior to the 30-day notice period without Cerner's permission, the NEO will only be entitled to the Accrued Amounts through the date the NEO submits a notice of resignation.

Termination by us for other than an Ineligible Severance Event or resignation following Constructive Termination (in each case, prior to a Change in Control): Subject to the NEO executing and delivering a customary severance agreement and release, if, prior to a Change in Control or at any time after 12 months following a Change in Control, an NEO's employment is terminated by Cerner for any reason other than an Ineligible Severance Event or the NEO resigns following a Constructive Termination, the NEO will be entitled to the Accrued Amounts and the following severance payments and benefits (less normal tax and payroll deductions):

Severance Pay: i) two years' base salary (based on such NEO’s annual base salary at the time of the termination), and ii) two times the average annual cash bonus received during the three-year period immediately preceding the termination. These severance payments will generally be payable pro rata during a 24-month severance term on Cerner's regular paydays.

Benefits: payments having an aggregate value equal to 24 times the difference between the monthly COBRA continuation premium cost to cover the NEO and the NEO's dependents (to the extent covered under Cerner's health, vision and dental plans on the date of the NEO's termination or resignation) and the monthly amount the NEO was paying for such coverage at the effective date of the NEO's termination or resignation, payable pro rata during the 24-month severance term.

Equity Awards: immediate vesting of all stock options or stock appreciation rights and any other outstanding equity-based compensation awards not intended to qualify as "performance-based compensation" under Section 162(m) of the Internal Revenue Code, and for all outstanding equity-based compensation awards that are intended to constitute "performance-based compensation" under Section 162(m), such awards will vest or be forfeited in accordance with the terms of the award agreements depending on whether the applicable performance goals are satisfied.

Any of the above-described severance payments, equity award acceleration benefits or other benefits may be reduced if i) any portion of such payments or benefits become subject to the golden parachute penalty provisions under Section 280G or Section 4999 of the Internal Revenue Code, and ii) by reducing such payments or benefits the NEO is able to receive a larger portion of such payments and benefits by being able to avoid such golden parachute penalties.

Termination by us for other than an Ineligible Severance Event or resignation by an NEO for Good Reason (in each case, upon or following a Change in Control): Subject to the NEO executing and delivering a customary severance agreement and release, if there is a Change in Control of Cerner and within 12 months following the effective date of the Change in Control an NEO's employment is terminated by us for any reason other than for an Ineligible Severance Event or the NEO resigns for Good Reason, the NEO will be entitled to the Accrued Amounts and the following severance payments and benefits (less normal tax and payroll deductions):

Severance Pay: i) two years' base salary (based on such NEO's annual base salary at the time of the termination or resignation), and ii) two times the average annual cash bonus received during the three-year period immediately preceding the termination or resignation. These severance payments will be payable in a lump sum payment.

Benefits: payments having an aggregate value equal to 24 times the difference between the monthly COBRA continuation premium cost to cover the NEO and the NEO's dependents (to the extent covered under Cerner's health, vision and dental plans on the date of the NEO's termination or resignation) and the monthly amount the NEO was paying for such coverage at the effective date of the NEO's termination or resignation, payable pro rata during the 24-month severance term.

Equity Awards: if there is a Change in Control, our equity grant agreements provide for accelerated vesting of 50% of any outstanding and unvested equity incentive awards held by an NEO on the date that the Change in Control becomes effective. The remaining 50% of any unvested equity incentive award that has not yet vested will become fully vested upon the effective date of such termination or resignation. Outstanding equity awards with performance-based vesting will become vested as if an "at-target" level of goal achievement had been obtained.

Non-compete Payments: If any of Messrs. Naughton, Burke or Nill is unable to obtain employment within three months after termination of his employment due solely to the non-compete restrictions set forth in his employment agreement, the non-compete provisions will continue to be enforceable only so long as we make to him monthly payments, during the remaining non-compete period, equivalent on an annualized basis, to his average cash earnings during the last three years of his employment. Mr. Townsend's employment agreement does not provide for non-compete payments (even though it contains a non-compete provision).

Assuming employment was terminated on December 30, 2017 for each of Messrs. Naughton, Townsend, Nill and Burke under each set of circumstances set forth above, the following table provides information regarding the estimated value of all such payments and benefits:

Name	Payment/Benefit	Termination Without Cause or Resignation after Constructive Termination (prior to a CIC) ($)	Termination Without Cause or Resignation for Good Reason (following a CIC) ($) (1)	For Cause Termination or Resignation (other than due to a Constructive Termination prior to a CIC or for Good Reason following a CIC) ($)	Death ($) (2)	Disability ($)
Marc G. Naughton	Cash Severance(3)	1,927,775	1,927,775	—	—	—
	Benefits(4)	22,897	22,897	—	500,000	—
	Value of Accelerated Equity(5)	6,032,229	6,032,229(6)	—	—	—
	Non-compete Payments(7)	1,667,284	1,667,284	—	—	—

Zane M. Burke	Cash Severance(3)	2,679,592	2,679,592	—	—	—
	Benefits(4)	22,897	22,897	—	500,000	—
	Value of Accelerated Equity(5)	10,172,379	10,172,379(6)	—	—	—
	Non-compete Payments(7)	2,316,205	2,316,205	—	—	—

Michael R. Nill	Cash Severance(3)	2,679,592	2,679,592	—	—	—
	Benefits(4)	36,469	36,469	—	500,000	—
	Value of Accelerated Equity(5)	10,172,379	10,172,379(6)	—	—	—
	Non-compete Payments(7)	2,316,205	2,316,205	—	—	—

Jeffrey A. Townsend	Cash Severance(3)	2,679,592	2,679,592	—	—	—
	Benefits(4)	27,088	27,088	—	500,000	—
	Value of Accelerated Equity(5)	10,172,379	10,172,379(6)	—	—	—
	Non-compete Payments(7)	—	—	—	—	—

(1)	Assumes an effective Change in Control date of December 30, 2017.

(2)
The value of death benefits includes the value of basic life insurance. In the event of accidental death, each NEO's estate would receive the value of one additional year's salary based upon his salary at the time of death, with a cap of $500,000. In the event an NEO died in a travel accident while on Cerner business his estate would receive an additional $200,000.

(3)	Cash severance payments could be made in a lump sum or as salary continuation on regularly scheduled paydays for the applicable severance period as determined by us.

(4)
In the case of a termination for other than an Ineligible Severance Event or resignation by the NEO following a Constructive Termination or for Good Reason, this amount includes the difference between the monthly COBRA continuation premium cost to cover the NEO and the NEOs dependents (to the extent covered under Cerner's health, vision and dental plans on the date of the NEO's termination or resignation) and the monthly amount the NEO was paying for such coverage at the effective date of the NEO's termination or resignation over a 24-month period, based on the rates in effect on January 1, 2018.

(5)
The payments relating to equity represent the value of all unvested, accelerated stock options, restricted stock and RSUs as of December 30, 2017, calculated by multiplying the number of accelerated options, restricted stock and RSUs by the difference between the exercise price and the closing price of our Common Stock on December 29, 2017 (the last trading day in fiscal year 2017). All metrics under unvested performance-based equity was satisfied as of December 30, 2017. It does not include the value of the NEOs' vested options as of December 30, 2017, which would equal the following amounts: Mr. Naughton, $9,459,418; Mr. Townsend, $17,365,176; Mr. Nill, $4,081,876; and Mr. Burke, $307,476.

(6)
50% of this amount relates to options, restricted stock and RSUs that would vest automatically upon a Change in Control even if each NEO's employment continued and 50% represents options, restricted stock and RSUs that would vest upon each NEO's termination of employment for any reason other than an Ineligible Severance Event or each NEO's resignation for Good Reason within 12 months following the date the Change in Control becomes effective.

(7)
Non-compete payments represent payments for months four to 24 per the terms of Messrs. Naughton's, Nill's and Burke's employment agreements, assuming the NEO is unable to obtain employment within three months after termination of his employment due solely to the non-compete restrictions set forth in his employment agreement. Mr. Townsend's employment agreement does not provide for non-compete payments.

PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our associates and the annual total compensation of Mr. Illig, our CEO on December 30, 2017, the last day of our 2017 fiscal year (the "Measurement Date"):

For 2017, our last completed fiscal year:

•	the annual total compensation of the median employee as identified using the steps below was $69,575; and

•	the annual total compensation of our CEO, as annualized for purposes of determining the pay ratio and discussed below, was $3,769,118.

Based on this information, for 2017 the ratio of the annual total compensation of Mr. Illig, our CEO as of the Measurement Date, to the median employee was 54 to 1.

To identify the median employee, as well as to determine the annual total compensation of the median employee, the methodology and the material assumptions, adjustments, and estimates that we used were as follows:

1.
We determined that as of the Measurement Date, our associate population (according to the methodology set forth under the Fair Labor Standards Act) for purposes of calculating our pay ratio consisted of approximately 26,100 individuals, with approximately 77% of our associate population located in the United States and 23% located outside of the United States.

2.
Our associate population, after taking into consideration the adjustments permitted by Securities and Exchange Commission rules (as described below), consisted of approximately 24,900 individuals as of the Measurement Date. As the majority of our associates are located in the United States, we applied the de minimus exemption.

a.	We excluded approximately 5% or 1,200 associates from our associate population employed by us in the following countries:

Australia	Finland	Norway	Slovakia
Austria	France	Portugal	Spain
Belgium	Ireland	Qatar	Sweden
Brazil	Malaysia	Romania	United Arab Emirates
Canada	Mexico	Saudi Arabia
Egypt	Netherlands	Singapore

b.	The remaining 95% of our associate population included in our calculation (which consists of approximately 24,900 associates) are employed by us in the following countries:

United States of America
India
Germany
United Kingdom

3.
To identify the median employee from our associate population we compared the base pay of our associates on the Measurement Date, as base pay is the primary compensation element for most of our associates. We define "base pay" as the annual salary level for salaried associates and annual base hourly rate multiplied by scheduled hours for hourly workers, as reported in our centralized human resource system. We did not make any cost-of-living adjustments in identifying the median employee.

4.	Using this methodology, we determined that the median employee was a full-time salaried associate located in the United States, with an annual base pay of $69,000.

5.
With respect to the annual total compensation of the median employee, we identified and calculated the elements of such associate's compensation for 2017 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in an annual total compensation of $69,575.

6.
As reported in our filings with the Securities and Exchange Commission, we had more than one CEO during fiscal year 2017. Mr. Illig was appointed in July 2017 and was serving as CEO on the Measurement Date. We annualized his compensation based on the compensation awarded to him when he was appointed as CEO. This resulted in annual total compensation for purposes of determining the pay ratio in the amount of $3,769,118, which exceeds the amount reported for him in the 2017 Summary Compensation Table by $1,119,747.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of our Directors is an executive officer of an entity of which a Company executive officer is a director. Other than Dr. Bisbee, none of our non-employee Directors has an interest in a reportable transaction that would be required to be disclosed under Item 404 of Regulation S-K. Mr. Illig has an interest in certain such reportable transactions as set forth under the section of this Proxy Statement titled "Certain Transactions." All such reportable transactions have been approved or ratified by a majority of the disinterested Directors.

None of the Company's current Compensation Committee members (Denis A. Cortese, M.D., Linda M. Dillman, Julie L. Gerberding, M.D., M.P.H., William B. Neaves, Ph.D. and William D. Zollars) is or during the last fiscal year was: i) an officer or employee of the Company, or ii) a former officer of the Company.

CORPORATE GOVERNANCE

Code of Business Conduct and Ethics and Other Governance Documents
We have adopted a Global Code of Conduct for all Cerner associates and Directors (including our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer). Any amendments to or waivers of the Global Code of Conduct applicable to our Directors, executive officers, including our Chief Executive Officer and Chief Financial Officer, or our Chief Accounting Officer will be posted on www.cerner.com.

We have also adopted Corporate Governance Guidelines, which together with charters of the Board Committees, provide the framework for the governance of Cerner.

Our Corporate Governance Guidelines and our Global Code of Conduct can be found on our website at www.cerner.com under "About Us, Corporate Governance." Shareholders may request a free copy of these governance documents from: Cerner Corporation, c/o Corporate Secretary, 2800 Rockcreek Parkway, North Kansas City, Missouri 64117.

Board Leadership Structure
Our Corporate Governance Guidelines reserve the right to the Board to vest the responsibilities of Chairman of the Board and CEO in the same individual, and the Board has exercised its discretion in combining these positions and appointing Mr. Shafer to serve as Chairman and CEO. The Board believes that it is in Cerner's best interests and benefits our shareholders to combine these positions because Mr. Shafer has deep experience in and knowledge of the health care and health care IT industries and his serving in both capacities will ensure a direct connection between the Board and the Company's leadership team and increase efficiency. The Board believes that the combination or separation of these positions should continue to be considered as part of the succession planning process and that it is important to retain the flexibility to allocate the responsibilities of the offices of Chairman of the Board and CEO in any manner that it determines to be in the best interests of the Company and our shareholders. Mr. Illig serves as Vice Chairman.

The Board has designated the Chairperson of the NG&PP Committee to preside over all executive sessions of the Board (the "Lead Director"). The Lead Director's responsibilities include acting as chairperson for all meetings of the independent Directors, convening meetings of the independent Directors at the request of any of them, establishing the agenda and approving the materials for those meetings, and acting as a liaison between the Chairman of the Board and the independent Directors. The independent Directors generally meet in executive sessions at each regularly scheduled Board meeting and may hold additional executive sessions as they determine necessary or appropriate. Each of the three Board Committees - i) Audit, ii) Compensation, and iii) NG&PP - is composed solely of independent Directors, each with a different independent Director serving as Committee chair. The Board may establish other committees as it deems appropriate and delegate to those committees any authority permitted by applicable law and Cerner's Bylaws. We believe that the mix of experienced independent and management Directors that make up our Board, along with the independent role of Mr. Daniels, our current Lead Director, and our independent Board Committees, benefits the Company and its shareholders.

The NG&PP Committee oversees an annual self-evaluation by the Board and each Committee, part of which focuses on the governance structure of the Board and its Committees, and seeks recommendations with respect to the structures and practices best suited for us and our shareholders.

Board Oversight of Enterprise Risk
Much attention continues to be given to the subject of how companies identify and manage corporate risk. We believe that carefully taken risks can lead to innovation and business success. We also recognize that reckless acceptance of risk or the failure to appropriately identify and mitigate risks can be destructive to achieving our objectives and optimizing shareholder value.

Our Enterprise Risk Management team conducts an annual survey of our executive management teams to identify risks, and together with our other compliance focused teams (such as Compliance/Regulatory Affairs, Human Resources and Legal) and executive management, is responsible for assessing and managing our various risk exposures on a day-to-day basis, including the creation of appropriate risk management programs and policies. The risk assessment process is global in nature and has been developed to identify and assess our risks, including the nature, likelihood, magnitude and control of the risks.

While risk oversight is a full Board responsibility, the management oversight of our ERM team has been delegated to the Audit Committee. The Audit Committee also periodically reviews and explores with management our significant risk exposures, including without limitation financial, operational, privacy, data security, business continuity, reputational, legal and regulatory risks, and the steps management has taken to monitor, mitigate and control such exposures, including our risk assessment and risk management policies. Due to the dynamic nature of risk, the overall status of our significant risks are updated and adjustments are made to Board and Committee agendas throughout the year so that risks are reviewed at relevant times. This process facilitates the Board's ability to fulfill its oversight responsibilities of risk management.

In addition, an overall review of risk is inherent in the Board's consideration of our long-term strategies and in the transactions and other matters presented to the Board, including significant capital expenditures, acquisitions and divestitures and financial matters. The Board's role in risk oversight is consistent with our leadership structure, with the CEO and other members of senior management having responsibility for assessing and managing our risk exposure, and the Board and its Committees providing oversight in connection with those efforts.

CONSIDERATION OF DIRECTOR NOMINEES

Director Qualifications
The NG&PP Committee works with our Board to determine the characteristics, skills, and experiences for the Board as a whole and its individual members with the objective of having a Board with diverse background, experience, ethnicity, gender, race and skills. Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of our shareholders. We endeavor to have a diverse Board representing varied and in depth experience in business, health care, information technology, government and in areas that are relevant to our global activities (as more specifically described below). The NG&PP Committee also considers the composition of the Board as a whole, looking to achieve a balance of the above noted experience across the full Board and a blend of management and independent Directors, while also covering the need for specific skill-sets such as Audit Committee and Compensation Committee expertise. Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively and should be committed to serve on the Board for an extended period of time.

In evaluating the suitability of individual Board members, our Board considers many factors, including independence; expertise in cloud and consumer information technology; expertise in enterprise software; expertise in the clinical, business and/or policy aspects of healthcare; an understanding of financial statements; experience in management or governance of publicly traded companies; experience in global business; government or public policy experience; and gender, race, ethnicity or other diversity. The NG&PP Committee and the Board believe that a diverse board leads to improved Company performance by encouraging new ideas, expanding the knowledge base available to management and fostering a boardroom culture that promotes innovation and vigorous deliberation. Thus, our Director nomination process is designed to consider diversity among the many factors that the Board considers in evaluating prospective nominees. Diversity, as considered by the NG&PP Committee, can encompass many attributes, from business experience, to substantive expertise, to education, to background, to gender, race and ethnicity. The NG&PP Committee will seek qualified Board candidates from, among other areas, the traditional corporate environment, government, academia, private enterprise, non-profit organizations and professions such as accounting, human resources and legal services. The NG&PP Committee is committed to seeking out qualified and diverse director candidates, including women and individuals from minority groups, to include in the pool from which nominees are chosen. The goal of this process is to assemble a group of Board members with deep, varied experience, sound judgment and commitment to our success.

The Board does not believe that Directors should expect to be re-nominated following the expiration of their terms. Directors up for re-nomination must meet the same standards and requirements and go through the same review process for consideration for re-nomination as those being considered as a newly appointed/elected candidate.

The NG&PP Committee works with the full Board to regularly evaluate Board composition to assess the skills and capabilities that are relevant to the Board's work and the Company's strategy and the number of directors needed to fulfill the Board's responsibilities under our Corporate Governance Guidelines and committee charters.

The table below summarizes the key qualifications, skills, and attributes most relevant to the decision to nominate candidates to serve on the Board. A mark indicates a specific area of focus or expertise which the Board considers the candidate to contribute significantly to the overall Board skill set. Not having a mark does not mean the Director does not possess that qualification or skill. Director biographies above under "Information Concerning Our Directors" describe each Director's background and relevant experience in more detail.

	Mitchell E. Daniels, Jr.	Clifford W. Illig	William B. Neaves	Gerald E. Bisbee, Jr.	Denis A. Cortese	Linda M. Dillman	Julie L. Gerberding	Brent Shafer	William D. Zollars
Board Class / Term Ends	II	II	II	III	III	III	I	I	I
	2018	2018	2018	2019	2019	2019	2020	2020	2020
Age	69	67	74	75	74	61	62	60	70
Skills, attributes and experience
Independence	✓		✓	✓	✓	✓	✓		✓
Cloud and consumer information technology		✓				✓		✓
Enterprise software expertise		✓			✓	✓		✓
Clinical healthcare experience		✓	✓	✓	✓		✓	✓
Healthcare business or operations experience	✓	✓	✓	✓	✓		✓	✓	✓
Policy aspects of healthcare	✓	✓	✓	✓	✓	✓	✓	✓
Financial statement expertise	✓	✓	✓	✓	✓	✓	✓	✓	✓
Management or governance of publicly traded companies	✓	✓		✓	✓	✓	✓	✓	✓
Global business	✓	✓		✓	✓	✓	✓	✓	✓
Government and public policy experience	✓						✓	✓
Gender, race, ethnicity or other diversity						✓	✓

Nomination Process
The Board's NG&PP Committee considers candidates for Board membership suggested by its members and other Board members, as well as management and shareholders. The NG&PP Committee has in the past retained a third-party executive search firm to identify and assist in evaluating candidates, but the NG&PP Committee has also identified potential candidates on its own. Upon screening and recommendation by the NG&PP Committee, the Board has the responsibility for nominating candidates for election to the Board and for filling vacancies on the Board as they arise.

Shareholders who wish the NG&PP Committee to consider their recommendations for Director nominees should submit their recommendations in writing to the NG&PP Committee in care of our Corporate Secretary, Cerner Corporation, 2800 Rockcreek Parkway, North Kansas City, Missouri 64117. Any such recommendations should include the nominee's name and qualifications for Board membership. Generally, such proposed candidates are considered by the NG&PP Committee at its regularly scheduled meetings and, if recommended by the NG&PP Committee, presented for consideration by the Board at its regularly scheduled meeting prior to the annual shareholders' meeting. Recommendations by shareholders that are made in accordance with these procedures will receive the same consideration given to other potential nominees considered by the NG&PP Committee.

In addition, the Company's Bylaws permit shareholders to nominate Directors for election at an annual shareholders' meeting. To nominate a Director, the shareholder must deliver the information required by the Company's Bylaws in accordance with the procedures described below in "Shareholder Proposals."

Each of the Board's nominees for this year's election, Clifford W. Illig and Mitchell E. Daniels, Jr., has been recommended by our NG&PP Committee and nominated for election by the full Board.

Shareholder Access to Directors
The Board provides a process for shareholders and other interested parties to send communications to the Board or any of the individual Directors. Shareholders may send written communications to the Board or any of the individual Directors c/o Corporate Secretary, Cerner Corporation, 2800 Rockcreek Parkway, North Kansas City, Missouri 64117. Communications will be compiled by our Corporate Secretary and submitted to the Board or the individual Directors, as applicable, on a periodic basis. In general, communications relating to corporate governance and Board matters are more likely to be forwarded than communications relating to ordinary business affairs or commercial solicitations.

Majority Voting for Directors
Cerner's Bylaws provide that, in the case of an uncontested Director election (i.e., where the number of nominees is the same as the number of Directors to be elected), Directors are elected by the affirmative vote of a majority of the votes cast, in person or by proxy, by the holders of outstanding shares of stock entitled to vote for the election of Directors. Any incumbent nominee for Director who fails to receive the requisite majority vote at an annual or special meeting held for the purpose of electing Directors, where the election is uncontested, must promptly - following certification of the shareholder vote - tender his or her resignation to the Board. The independent Directors (excluding the Director who tendered the resignation) will evaluate any such resignation in light of the best interests of Cerner and its shareholders in determining whether to accept or reject the resignation, or whether other action should be taken. In reaching its decision, the Board may consider any factors it deems relevant, including the Director's qualifications, the Director's past and expected future contributions to Cerner, the overall composition of the Board, and whether accepting the tendered resignation would cause Cerner to fail to meet any applicable rule or regulation (including Nasdaq Rules and federal securities laws). The Board will act on the tendered resignation, and publicly disclose its decision and rationale, within 90 days following certification of the shareholder vote.

CERTAIN TRANSACTIONS

The Company participates in the Health Management Academy, an industry-wide education forum, together with over 160 competitors, clients and potential clients of the Company. Dr. Bisbee, a member of our Board, is the Chairman and Chief Executive Officer of and owner of approximately 50% of the common stock of the Health Management Academy. The total amount of fees paid by the Company in 2017 to the Health Management Academy was $210,000. We intend to continue our participation in the Health Management Academy in 2018 and expect to incur total fees of the same or a lesser amount in 2018.

GRAND Construction, LLC (the "Coordinator") has historically provided construction management and related services to the Company in connection with the development, design and construction of our office campuses. An entity that is indirectly owned 50% by Mr. Patterson (and now his estate) and 50% by Mr. Illig owns 60% of the voting stock of the Coordinator. We entered into a Construction Coordinator Agreement with the Coordinator to coordinate, supervise, schedule and assist with managing the development, design and construction of the first two phases of our Innovations Campus at a fee of 1.65% of certain construction costs and a Link between the buildings for a flat fee. We paid the Coordinator approximately $418,500 in 2017 in connection with the development of our Innovations Campus. The total estimated fees paid (including amounts previously paid) under this agreement were approximately $4,271,500 for the development at Cerner's Innovations Campus.

In 2017, we paid approximately $302,000 to OnGoal, LLC ("OnGoal") for a corporate suite, meetings and other events at Sporting Park (including catering costs and event logistics fees) and other venues directly or indirectly owned or managed by OnGoal, and Sporting Kansas City season and event/group tickets and related expenses. OnGoal owns the Sporting Kansas City professional soccer team and is a minority owner in several venues utilized by the Company for meetings and other events in the ordinary course of business.

In addition, we have entered into an agreement with OnGoal that permits Sporting Kansas City to utilize parking spots for OnGoal's staff on game days at our Continuous Campus at no rental cost to Sporting Kansas City/Major League Soccer. When OnGoal is using our parking lot, Sporting Kansas City will provide shuttles to and from the stadium, provide their own clean-up and insurance and pay us for security for the parking lots during OnGoal's usage. OnGoal paid us approximately $4,275 in security services expenses during 2017. The total amounts receivable under the agreement for security services expenses are expected to be approximately $25,000 over five years. OnGoal is owned 78.1% by an entity that is indirectly owned 50% by Mr. Patterson (and now his estate) and 50% by Mr. Illig.

Certain executive officers have family members who are employed by the Company. The compensation of each such family member was established by the Company in accordance with the Company's employment and compensation practices applicable to employees with equivalent qualifications, experience, responsibilities and holding similar positions. Dr. David Nill, the brother of Julia M. Wilson and Michael R. Nill, both executive officers of the Company, is employed by Cerner Health Connections, Inc. (a wholly-owned subsidiary of the Company) as Chief Medical Officer. Dr. Nill's aggregate cash compensation for fiscal year 2017 was $437,000. On May 1, 2017, Dr. Nill was awarded options under the Company's 2011 Omnibus Plan, as amended (the "Omnibus Plan") to purchase 37,500 shares of the Company's Common Stock at an exercise price of $65.27 per share, such options to vest at various amounts over a period of five years, and 419 time-based restricted stock units to vest on May 1, 2018. Julia M. Wilson, the sister of Michael R. Nill, an executive officer of the Company, is employed by the Company as Executive Vice President and Chief People Officer. Ms. Wilson's aggregate cash compensation for fiscal year 2017 was $723,225. On March 3, 2017, Ms. Wilson was awarded options under the Company's Omnibus Plan to purchase 80,000 shares of the Company's Common Stock at an exercise price of $55.74 per share, such options to vest at various amounts over a period of five years, and 1,100 time-based restricted stock units that vested on March 5, 2018. On September 1, 2017, Ms. Wilson was also awarded 31,200 time-based restricted stock units, which will vest on September 1, 2019. See the 2017 Summary Compensation Table and Compensation Discussion and Analysis for a discussion of Mr. Nill's compensation.

We believe that these various relationships and transactions were reasonable and in the best interests of the Company.

Policies and Procedures for Review and Approval of Transactions with Related Persons

Our Board of Directors has adopted a written policy governing the approval of transactions with related parties that are reasonably expected to be disclosable under Item 404(a) of Regulation S-K (a "Related Party Transaction"). Under the policy, the Audit Committee (or the Chairperson or certain members of management via delegation under the policy) will review the material facts of all Related Party Transactions that require approval and either approve or disapprove of the entry into the Related Party Transaction. If advance Audit Committee approval of a Related Party Transaction is not feasible, then the Related Party Transaction will be considered and, if the Audit Committee determines it to be appropriate, ratified at the Audit Committee's next regularly scheduled meeting. In determining whether to approve or ratify a Related Party Transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the Related Party Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person's interest in the transaction.

Related Party Transactions entered into without the Audit Committee's pre-approval will not violate our policy, or be invalid or unenforceable, so long as the transaction is brought to the Audit Committee or the Chairperson of the Audit Committee as promptly as reasonably practical after it is entered into or after it becomes reasonably apparent that the transaction is covered by our policy.

Our Related Party Transaction Policy is in addition to our written conflict of interest policy and Global Code of Conduct that addresses instances in which an associate's or Director's private interests may conflict with the interests of the Company. We have established an ad hoc management committee, consisting of members from our Legal Group, to help administer our conflicts of interest policy and to render objective determinations regarding whether any associate's or Director's private interests may interfere with the interests of the Company. Once a transaction or relationship is identified, it is analyzed by the ad hoc management committee and outside counsel, as necessary, to determine if the transaction is a Related Party Transaction. Any waiver of any provision of our Global Code of Conduct for executive officers or Directors may be made only by the Board, and will be promptly disclosed as required by law or Nasdaq Rules.

We solicit information annually from our Directors and executive officers in connection with the preparation of disclosures in our annual report on Form 10-K and our annual Proxy Statement. We specifically seek information in writing pertaining to any transactions with related parties. Additionally, management informs the Board and/or its Committees regarding any potential Related Party Transaction of which management is aware. All Related Party Transactions, as well as other transactions with related persons which are not Related Party Transactions, are submitted for review and ratification by the Audit Committee on an annual basis.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our Directors, executive officers and persons who own more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, Directors and holders of 10% or more of our equity securities are required to furnish us with copies of all Section 16(a) reports they file.

Based solely on review of the copies of such reports furnished to us or written representations that no other reports were required, we believe that during the fiscal year ended December 30, 2017 all Section 16(a) filing requirements applicable to our executive officers, Directors and holders of 10% or more of our equity securities were appropriately satisfied.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth information, as of March 8, 2018 (unless otherwise indicated below), with respect to the beneficial ownership of shares of Common Stock by: i) each person known to us to own beneficially more than 5% of the aggregate shares of Common Stock outstanding, ii) each Director and nominee for election as a Director, iii) each Named Executive Officer included in the Summary Compensation Table (excluding Mr. Patterson), and iv) the executive officers and Directors of the Company as a group. Each of the persons, or group of persons, in the table below has sole voting power and sole investment power as to all of the shares shown as beneficially owned by them, except as otherwise indicated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Shares Outstanding
The Vanguard Group, Inc.(1)	31,811,809	9.58%
BlackRock, Inc.(2)	19,523,196	5.88%
Clifford W. Illig(3)	13,970,827	4.21%
Jeffrey A. Townsend(4)	482,334	*
Marc G. Naughton(5)	415,973	*
Michael R. Nill(6)	357,429	*
Zane M. Burke(7)	197,752	*
William B. Neaves(8)	59,500	*
Gerald E. Bisbee, Jr.	46,900	*
Denis A. Cortese(9)	24,350	*
William D. Zollars	22,872	*
Linda M. Dillman	22,778	*
Mitchell E. Daniels, Jr.(10)	19,000	*
Brent Shafer	13,348	*
Julie L. Gerberding	1,500	*
All Directors and executive officers, as a group (15 persons)	15,634,563	4.71%
*Less than one percent.

(1)
Schedule 13G/A, dated February 7, 2018 and filed by The Vanguard Group, Inc., reported sole voting power with respect to 443,412 shares of Common Stock, shared voting power with respect to 71,097 shares of Common Stock, sole investment power with respect to 31,307,569 shares of Common Stock and shared investment power with respect to 504,240 shares of Common Stock. The address for The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(2)
Schedule 13G/A, dated January 29, 2018 and filed by BlackRock, Inc., reported sole voting power with respect to 17,087,882 shares of Common Stock and sole investment power with respect to 19,523,196 shares of Common Stock. The address for BlackRock, Inc. is 55 East 52nd St., New York, New York 10055.

(3)
Mr. Illig reports sole voting and investment power with respect to 12,203,827 shares of Common Stock and shared voting and investment power with respect to 1,767,000 shares of Common Stock. This amount includes 227,000 shares of Common Stock issuable upon exercise of options that are vested or will vest within 60 days. 10,075,700 shares of which Mr. Illig is deemed to have beneficial ownership are pledged as security. Such number includes pledges by certain of Mr. Illig's family members but are included in the total because he is deemed to be the beneficial owner in accordance with SEC rules.

Such number of shares includes 782,668 shares held in trust by Bonne A. Illig, wife of Mr. Illig, serving as trustee for their children.

(4)
Mr. Townsend has sole voting and investment power with respect to 482,334 shares of Common Stock. This amount includes 318,200 shares of Common Stock issuable upon exercise of options that are vested or will vest within 60 days.

(5)
Mr. Naughton has sole voting and investment power with respect to 360,031 shares of Common Stock and shared voting and investment power with respect to 55,942 shares of Common Stock. This amount includes 322,600 shares of Common Stock issuable upon exercise of options that are vested or will vest within 60 days.

Such number of shares includes 55,942 shares held jointly with Janise Naughton, wife of Mr. Naughton. Such number of shares excludes 2,600 shares beneficially owned by Janise Naughton. Mr. Naughton disclaims beneficial ownership of such shares.

(6)
Mr. Nill has sole voting and investment power with respect to 357,429 shares of Common Stock. This amount includes 318,200 shares of Common Stock issuable upon exercise of options that are vested or will vest within 60 days.

(7)
Mr. Burke has sole voting and investment power with respect to 197,752 shares of Common Stock. This amount includes 174,200 shares of Common Stock issuable upon exercise of options that are vested or will vest within 60 days.

(8)	Dr. Neaves has shared voting and investment power with respect to 59,500 shares of Common Stock.

(9)	Dr. Cortese has shared voting and investment power with respect to 24,350 shares of Common Stock.

(10)	Mr. Daniels has shared voting and investment power with respect to 19,000 shares of Common Stock.

PROPOSAL #1

ELECTION OF DIRECTORS

As discussed above under "Information Concerning Directors," as of the date of this Proxy Statement, the Board intends to decrease the size of the Board to eight Directors immediately prior to the 2018 Annual Shareholders' Meeting upon Dr. Neaves' retirement. Therefore, there will be two Class II Director seats up for election to the Board of Directors this year. The Board has nominated Mitchell E. Daniels, Jr. and Clifford W. Illig, Class II Directors who have served on our Board since 2013 and 1980, respectively. Unless otherwise instructed, the persons named as proxies will vote for the election of Mr. Daniels and Mr. Illig. Each of the Director nominees has agreed to be named in this Proxy Statement and to serve if elected.

We know of no reason why any of the nominees would not be able to serve. However, in the event a nominee is unable or declines to serve as a Director, or if a vacancy occurs before election (which events are not anticipated), the persons named as proxies will vote for the election of such other person or persons as are nominated by the Board.

Information concerning each Director nominee is set forth above under "Information Concerning Directors," along with information about other members of our Board.

Vote Required

The affirmative vote of a majority of the votes cast, in person or by proxy, is required for the election of Directors (meaning the number of shares voted "For" a nominee must exceed the number of shares voted "Against" a nominee). If any nominee for Director receives a greater number of votes "Against" his or her election than votes "For" such election, our Bylaws require that such person tender his or her resignation to the Board following certification of the vote as further discussed above under "Consideration of Director Nominees - Majority Voting for Directors." Our Board recommends a vote for the election of each of the nominees.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our independent registered public accounting firm during the year ended December 30, 2017 was KPMG. KPMG has audited our financial statements since 1983.

Annual Evaluation and Selection of Independent Auditors

The Audit Committee annually reviews KPMG's independence and performance in deciding whether to retain KPMG or engage a different independent auditor. In the course of these reviews, the Audit Committee considers, among other things:

•	KPMG's historical and recent performance on our audit.

•	KPMG's capability, knowledge of and expertise in handling the complexity of our global operations and industry.

•	Appropriateness of KPMG's fees for audit and non-audit services (see below).

•	KPMG's independence and established internal controls to ensure that KPMG is proactively addressing any independence or quality concerns.

•	The quality and candor of KPMG's communications with the Audit Committee and management.

•
KPMG's tenure as our independent auditor. We believe the benefits of a longer tenured audit firm are considerable and include the following: (i) institutional knowledge can result in higher audit quality; (ii) eliminating the learning curve related to our business can increase efficiency and keep costs competitive; and (iii) management time and resources can be focused on our business rather than onboarding and educating a new auditor.

Audit and Non-Audit Fees

The aggregate fees billed by KPMG for professional services rendered for the fiscal years ended December 30, 2017 and December 31, 2016 were as follows:

	2017	2016
Audit Fees	$2,954,985	$2,358,493
Audit-Related Fees	—	—
Tax Fees	—	39,700
Other Fees	17,988	56,667
Total	$2,972,973	$2,454,860

Audit Fees. Audit fees include fees for professional services rendered for the audit of our consolidated financial statements included in our annual report on Form 10-K, for the review of our consolidated financial statements included in our quarterly reports on Form 10-Q, for routine consultation on accounting and reporting matters that directly affected the consolidated financial statements, and issuance of consents. Additionally, audit fees include fees for professional services rendered for audits of foreign subsidiaries in support of statutory reporting requirements.

Audit-Related Fees. There were no audit-related fees billed to us by KPMG for the fiscal years ended December 30, 2017 and December 31, 2016.

Tax Fees. Tax fees include fees for tax consulting services.

All Other Fees. All other fees include services associated with providing observations and recommendations over our government contracting activities and compliance, and in 2016, services associated with regulatory software certification.

The Audit Committee has determined that the provision of services by KPMG described in the preceding paragraphs is compatible with maintaining KPMG's independence. All permissible non-audit services provided by KPMG in 2017 were pre-approved by the Audit Committee. In addition, audit engagement hours were performed by KPMG's full-time, permanent employees and/or affiliated employees in non-U.S. offices.

Pursuant to Section 202 of the Sarbanes-Oxley Act of 2002, our Audit Committee has approved all audit and non-audit services performed to date and currently planned to be provided related to the fiscal year 2018 by our independent registered public accounting firm, KPMG. The planned services include the annual audit, quarterly reviews and issuances of consents related to SEC filings. Additionally, KPMG has been engaged to provide audit related services in the form of attestation reports over internal controls in the form of System and Organization Controls (SOC) 1, 2 and 3 reports and HITRUST attestation, and other non-audit services related to the Company’s ISO 27001 certifications, beginning in 2018.

PROPOSAL #2

RATIFICATION OF THE APPOINTMENT OF KPMG
AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Based on its evaluation and the Audit Committee's determination that KPMG is independent, our Audit Committee has retained the firm of KPMG as our independent registered public accounting firm for fiscal year 2018, and we are asking shareholders to ratify that appointment. In the event the shareholders fail to ratify the appointment, the Audit Committee will reconsider this appointment but will not necessarily select another firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and our shareholders. Representatives of KPMG will be present at the Annual Shareholders' Meeting, and will have the opportunity to make a statement and be available to answer questions.

Vote Required

The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting is required for approval of this proposal. Our Board recommends a vote in favor of the ratification of the appointment of KPMG as our independent registered public accounting firm for fiscal year 2018.

PROPOSAL #3

ADVISORY VOTE TO APPROVE THE COMPENSATION
OF OUR NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Exchange Act, we are providing our shareholders with a vote to approve, on an advisory or non-binding basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with SEC rules.

Our compensation strategy is to offer competitive compensation packages to attract, motivate and reward qualified associates who contribute significant value to the Company and to reward performance, such as attainment of business and individual associate goals, business results, leadership, and strong relationships with clients, and is not based on rewarding seniority. This pay-for-performance compensation strategy is linked to our performance management philosophy that is designed to identify and reward associate performance through compensation. This approach, which has been used consistently over the years, has resulted in our ability to attract and retain the executive talent necessary to lead us during a period of tremendous growth and transformation. Please refer to "Compensation Discussion and Analysis" for an overview of the compensation of our NEOs.

We are asking our shareholders to indicate their support for our NEOs' compensation as described in this Proxy Statement. This proposal, commonly known as a "say-on-pay" proposal, gives our shareholders the opportunity to express their views on the compensation of our NEOs. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we are asking our shareholders to approve, on an advisory basis, the following resolution:

"RESOLVED, that the compensation paid to the Company's Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED."

This vote is advisory and therefore not binding on the Company, the Compensation Committee or the Board of Directors. The Board and the Compensation Committee value the opinions of Cerner shareholders and to the extent there is any significant vote against the compensation of our NEOs as disclosed in this Proxy Statement, we will consider those shareholders' concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Company conducts the shareholder advisory votes on executive compensation on an annual basis and therefore, the next such shareholder vote is expected to occur at the Company's 2019 Annual Shareholders' Meeting.

Vote Required

The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting is required for advisory approval of this proposal. Our Board recommends a vote in favor of the approval of the compensation of the Company's NEOs as disclosed in this Proxy Statement.

SHAREHOLDER PROPOSALS

Submitting a Shareholder Proposal for the 2019 Annual Meeting
For a shareholder proposal to be considered for inclusion in our proxy statement for the 2019 Annual Shareholders' Meeting, the Corporate Secretary must receive the written proposal at our principal executive offices on or before December 7, 2018. Such proposals must comply with SEC Rule 14a-8 regarding the inclusion of shareholder proposals in company-sponsored proxy materials.

If a shareholder intends to present a proposal for consideration at the 2019 Annual Shareholders' Meeting pursuant to the procedures contemplated in the Company's Amended & Restated Bylaws as of March 2, 2018 (as amended, the "Bylaws"), outside the processes of SEC Rule 14a-8, the shareholder must provide the information required by the Company's Bylaws and give timely notice to the Corporate Secretary in accordance with the Company's Bylaws. In general, the Bylaws require that the notice be received by the Corporate Secretary between January 18, 2019 and February 17, 2019, unless, the date of the shareholder meeting is moved more than 30 days before or after May 18, 2019, in which case notice must be received not later than the close of business on the later of 120 calendar days in advance of such annual meeting or 10 calendar days following the date on which public announcement of the date of the meeting is first made. Notice received outside of these dates is considered untimely.

Director Nominations
Proxy Access Nominees
Our Bylaws allow a single shareholder or group of up to 20 shareholders who have held at least 3% of our common stock for at least three years to submit director nominees (up to 20% of the Board) for inclusion in our Proxy Statement if the shareholder(s) and nominee(s) satisfy the requirements specified in our Bylaws. To nominate an individual for election at our 2019 Annual Shareholders' Meeting and inclusion in our Proxy Statement, notice must be received by our Corporate Secretary at our principal executive offices no earlier than November 7, 2018 and no later than December 7, 2018 to be timely. The notice must contain the specific information required by our Bylaws.

Non-Proxy Access Nominations (Advance Notice Provisions)
To nominate an individual for election at the 2019 Annual Shareholders' Meeting outside of the proxy access process, the shareholder must give timely notice to the Corporate Secretary in accordance with the Company's Bylaws, which, in general, require that the notice be received by the Corporate Secretary between January 18, 2019 and February 17, 2019, unless the date of the shareholder meeting is moved more than 30 days before or after May 18, 2019, in which case the nomination must be received not later than the close of business on the later of 120 calendar days in advance of such annual meeting or 10 calendar days following the date on which public announcement of the date of the meeting is first made. The notice must contain the specific information required by our Bylaws.

General Information Relating to Shareholder Proposals and Nominations
Any shareholder who wishes to submit a shareholder proposal or to nominate a Director nominee should send such proposal or nomination to our principal executive offices at Cerner Corporation, Attention: Corporate Secretary, 2800 Rockcreek Parkway, North Kansas City, Missouri 64117. You may contact the Corporate Secretary at our principal executive offices for a copy of the relevant Bylaw provisions regarding the requirements for making shareholder proposals and nominating director candidates. The Company's Bylaws also are available on our website at www.cerner.com under "About Us, Corporate Governance."

We reserve the right to reject, rule out of order, or take other appropriate actions with respect to any proposal or nomination that does not comply with the procedures described above and other applicable requirements. In addition, a proxy may confer discretionary authority to vote on any matter at a meeting if we do not receive notice of the matter within the time frames described above.

HOUSEHOLDING OF PROXY MATERIALS

In an effort to reduce printing costs and postage fees, we have adopted a practice approved by the SEC called "householding." Under this practice, shareholders who have the same address and last name will receive only one copy of our Notice of Internet Availability of Proxy Materials or, if paper copies have been requested, Annual Report and Proxy Statement, unless one or more of these shareholders notifies us that he or she wishes to receive individual copies. Upon such notice, by written or oral request, we will promptly deliver a separate copy of the Notice of Internet Availability of Proxy Materials or, if paper copies have been requested, then the Annual Report and Proxy Statement to a shareholder at a shared address.

If: (1) you share an address with another shareholder and received only one copy of our Notice of Internet Availability of Proxy Materials or Annual Report and Proxy Statement if paper copies were requested, and would like to request separate paper copies; or (2) you share an address with another shareholder and together you would in the future like to receive only a single copy of the Notice of Internet Availability of Proxy Materials or, if paper copies have been requested, Annual Report and Proxy Statement, please notify our Corporate Secretary by mail at 2800 Rockcreek Parkway, North Kansas City, Missouri 64117 or by telephone at (816) 221-1024.

OTHER MATTERS

We know of no other matters to be brought before the Annual Shareholders' Meeting. If any other matter properly comes before the Annual Shareholders' Meeting, it is the intention of the persons named in the Proxy Card to vote the shares represented by the proxies as the Board may recommend.

BY ORDER OF THE BOARD OF DIRECTORS,

Randy D. Sims
Secretary
North Kansas City, Missouri
April 6, 2018

APPENDIX I

CERNER CORPORATION AND SUBSIDIARIES
RECONCILIATION OF GAAP RESULTS TO NON-GAAP RESULTS
For the years ended December 30, 2017 and December 31, 2016
(unaudited)

ADJUSTED NET EARNINGS AND ADJUSTED DILUTED EARNINGS PER SHARE

(In thousands, except per share data)	Years Ended
	2017	2016

Net earnings (GAAP)	$866,978	$636,484

Pre-tax adjustments for Adjusted Net Earnings:
Share-based compensation expense	88,969	80,591
Health Services acquisition-related amortization	83,285	80,647
Acquisition-related deferred revenue adjustment	16,885	20,470
Other acquisition-related adjustments	72	4,338
Voluntary separation plan expense	—	36,080

After-tax adjustments for Adjusted Net Earnings:
Income tax effect of pre-tax adjustments	(53,795)	(68,166)
Share-based compensation permanent tax items	(62,501)	—
Impact of U.S. tax reform enacted in December 2017	(134,943)	—

Adjusted Net Earnings (non-GAAP)	$804,950	$790,444

Diluted weighted average shares outstanding	337,999	343,653

Adjusted Diluted Earnings Per Share (non-GAAP)	$2.38	$2.30

Explanation of Non-GAAP Financial Measures

We report our financial results in accordance with accounting principles generally accepted in the United States of America ("GAAP"). However, we supplement our GAAP results with certain non-GAAP financial measures, which we believe enable investors to better understand and evaluate our ongoing operating results and allows for greater transparency in the review and understanding of our overall financial, operational and economic performance. These non-GAAP financial measures are not meant to be considered in isolation, as a substitute for, or superior to GAAP results and investors should be aware that non-GAAP measures have inherent limitations and should be read only in conjunction with Cerner's consolidated financial statements prepared in accordance with GAAP. These non-GAAP measures may also be different from similar non-GAAP financial measures used by other companies and may not be comparable to similarly titled captions of other companies due to potential inconsistencies in the method of calculations. We provide the measures of Adjusted Net Earnings and Adjusted Diluted Earnings Per Share as such measures are used by management, along with GAAP results, to analyze Cerner's business, make strategic decisions, assess long-term trends on a comparable basis, and for management compensation purposes.

We calculate each of our non-GAAP financial measures as follows:

Adjusted Net Earnings - Consists of GAAP net earnings adjusted for: (i) share-based compensation expense, (ii) Health Services acquisition-related amortization, (iii) acquisition-related deferred revenue adjustment, (iv) other acquisition-related adjustments, (v) voluntary separation plan expense, (vi) the income tax effect of the aforementioned items, (vii) share-based compensation permanent tax items, and (viii) impact of U.S. tax reform enacted in December 2017.

Adjusted Diluted Earnings Per Share - Consists of Adjusted Net Earnings, as defined above, divided by diluted weighted average shares outstanding, in the applicable period.

Adjustments included in the calculation of Adjusted Net Earnings are described below:

Share-based compensation expense - Non-cash expense arising from our equity compensation and stock purchase plans available to our associates and directors. We exclude share-based compensation expense as we believe the amount of such non-cash expenses in any specific period may not directly correlate to the underlying performance of our business operations. Share-based compensation expense is included in our Condensed Consolidated Statements of Operations as follows:

(In thousands)	Years Ended
	2017	2016

Sales and client service	$48,063	$40,879
Software development	19,196	16,815
General and administrative	21,710	22,897
Total share-based compensation expense	$88,969	$80,591

Health Services acquisition-related amortization - Non-cash expense consisting of the amortization of customer relationships, acquired technology, and trade name intangible assets recorded in connection with our acquisition of the Health Services business in February 2015. We exclude Health Services acquisition-related amortization as we believe the amount of such non-cash expenses in any specific period may not directly correlate to the underlying performance of our business operations. Such amount is included in our Condensed Consolidated Statements of Operations in the caption "Amortization of acquisition-related intangibles."

Acquisition-related deferred revenue adjustment - Consists of acquisition-related deferred revenue adjustments in connection with our acquisition of the Health Services business in February 2015. Accounting guidance requires that deferred revenue acquired in a business combination be written-down to an estimate of fulfillment cost, plus a normal profit margin, as a part of the allocation of purchase price to assets acquired and liabilities assumed. We add back the amount of the write-down applicable to the period as we believe such amount directly correlates to the underlying performance of our business operations.

Other acquisition-related adjustments - Consists of acquisition, employee separation, and other costs associated with our acquisition of the Health Services business in February 2015. We exclude other acquisition-related adjustments as they are non-recurring charges, and we believe the amount of such expenses in any specific period may not directly correlate to the underlying performance of our business operations. Such amount is included in our Condensed Consolidated Statements of Operations in the caption "General and administrative" expense.

Voluntary separation plan expense - Consists of expense associated with our voluntary separation plans available to certain associates for specific time periods in 2016. We exclude voluntary separation plan expense as we believe the amount of such expenses in any specific period may not directly correlate to the underlying performance of our business operations. Such amount is included in our Condensed Consolidated Statements of Operations in the caption "General and administrative" expense.

Income tax effect of pre-tax adjustments - The GAAP effective income tax rate for the applicable quarterly period adjusted for: (i) impact of U.S. tax reform enacted in December 2017, as defined below, and (ii) $40,458 thousand of net excess tax benefits recognized in December 2017 related to a particular significant exercise of stock options; applied to pre-tax adjustments for Adjusted Net Earnings.

Share-based compensation permanent tax items - Consists of permanent items impacting the Company's income tax provision related to our share-based compensation arrangements, including net excess tax benefits recognized upon the exercise of stock options. We exclude such items as we believe the amount of such items in any specific period may not directly correlate to the underlying performance of our business operations. Such amount is included in our Condensed Consolidated Statements of Operations in the caption "Income tax benefit (expense)."

Impact of U.S. tax reform enacted in December 2017 - Consists of a net benefit recorded to income tax expense (benefit) in connection with certain U.S. income tax reform enacted in December 2017, and certain contemporaneous U.S. tax accounting method changes. We have excluded such amount as it is a non-recurring net income tax benefit, and we believe the amount of such benefit does not directly correlate to the underlying performance of our business operations. Such amount is included in our Condensed Consolidated Statements of Operations in the caption "Income tax benefit (expense)."

From:	SPECIMEN [id@ProxyVote.com]
Sent:	Friday, April 6, 2018 8:12 AM
To:	Associate
Subject:	#CERNER12# CERNER CORPORATION Annual Meeting %P21033_0_012345678901_0000001%

TO: Cerner Corporation 401(k) Associate Participants
SUBJECT: Cerner 2018 Annual Shareholders' Meeting: Electronic Voting Instructions

The Annual Shareholders' Meeting of Cerner Corporation (the "Company") will be held at 10:00 a.m., local time, on May 18, 2018. You have been enrolled to receive shareholder communications and to submit voting instructions via the Internet.

Please read the following information carefully.

As a participant in the Cerner Corporation Foundations Retirement Plan (the "Plan"), you are entitled to instruct Fidelity (the "Trustee") to vote the shares of Common Stock of the Company held by you under the Plan as of March 21, 2018. As of March 21, 2018, your Plan account reflected 123,456,789,012.000000 shares of Common Stock.

The number of shares of Common Stock shown includes any shares of Common Stock purchased as either an associate contribution or Company contribution. Therefore, you may not be vested in the total number of shares of Common Stock indicated.

There are three items for which you may vote:

Proposal #1:	The election of two director nominees.

Proposal #2:	Ratification of the appointment of KPMG LLP as the independent registered public accounting firm of the Company for 2018.

Proposal #3:	Approval, on an advisory basis, of the compensation of our Named Executive Officers.

Details about each of these items are provided in our 2018 Proxy Statement.

The Board of Directors recommends that you vote FOR the election of director nominees Mitchell E. Daniels, Jr. and Clifford W. Illig; and FOR Proposals 2 and 3.

CONTROL NUMBER: 012345678901

You can enter your voting instructions and view the shareholder material at the following Internet site. If your browser supports secure transactions, you will automatically be directed to a secure site.

http://www.proxyvote.com/0012345678901

To access Proxy Vote, you will need the above CONTROL NUMBER and a four-digit PIN. The PIN number you will need is the last four digits of your social security number. Internet voting is accepted up to 11:59 p.m. (ET), May 15, 2018. In accordance with the terms of the Plan, the Trustee will vote all of the shares held in the plan in the same proportion as the actual proxy votes submitted by plan participants by 11:59 p.m. (ET) on May 15, 2018.

Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholders' Meeting to be held on May 18, 2018: This communication is not a form for voting and presents only an overview of the more complete proxy materials. The 2017 Annual Report and 2018 Proxy Statement are available at www.proxyvote.com and on www.cerner.com under "Investor Relations, Financial Information, Proxy Materials" or by following this link: https://www.cerner.com/About/Investor-Relations/Proxy-Materials. We encourage you to access and review the proxy materials before voting.

The Company's 2017 Annual Report and its 2018 Proxy Statement may also be provided, at the participant's request, in hard copy form. To receive a paper copy of the Company's 2017 Annual Report and 2018 Proxy Statement, please contact Brittney McCullough at (816) 201-2884.

Once you submit your votes, the process is complete and your votes will remain confidential.

+

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 17, 2018. Have your Proxy Card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

CERNER CORPORATION 2800 ROCKCREEK PARKWAY NORTH KANSAS CITY, MO 64117
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 17, 2018. Have your Proxy Card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your Proxy Card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VOTE IN PERSON
All shareholders of record as of March 21, 2018 (or holders in street name who have obtained a valid proxy) may vote in person at the meeting.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, Proxy Cards and annual reports electronically via e-mail. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E40861-P05173 KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CERNER CORPORATION

The Board of Directors recommends you vote FOR the nominees listed in Proposal 1 and FOR Proposals 2 and 3:
1. Election of Directors
Nominees	For	Against	Abstain
1a. Mitchell E. Daniels, Jr.	☐	☐	☐
1b. Clifford W. Illig	☐	☐	☐			For	Against	Abstain

2. Ratification of the appointment of KPMG LLP as the independent registered public accounting firm of Cerner Corporation for 2018.						☐	☐	☐

3. Approval, on an advisory basis, of the compensation of our Named Executive Officers.						☐	☐	☐

4. To act upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

NOTE: This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this Proxy will be voted FOR each nominee in Proposal 1; and FOR Proposals 2 and 3. In their discretion, the appointed proxies are to vote upon such other business as may properly come before the meeting which the Board of Directors does not have knowledge of a reasonable period of time before the solicitation of this Proxy.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

If you are a registered shareholder possessing a physical stock certificate and you need to update the address on your stock certificate, please contact our transfer agent, Computershare Trust Company N.A., to make this change. Computershare's contact information is as follows:

Internet: www.computershare.com/investor

Phone: (800) 884-4225

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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E40862-P05173

CERNER CORPORATION

This proxy is solicited by the Board of Directors of Cerner Corporation

This Proxy is solicited by the Board of Directors for the 2018 Annual Shareholders' Meeting of Cerner Corporation, a Delaware corporation, to be held May 18, 2018, at 10:00 a.m., local time, in The Cerner Round Auditorium in the Cerner Vision Center, located on the Cerner Campus at 2850 Rockcreek Parkway, North Kansas City, Missouri 64117.

The undersigned hereby appoints Brent Shafer and Clifford W. Illig, and each of them, jointly and severally, with full power of substitution, as attorneys-in-fact, to vote all the shares of common stock of Cerner Corporation which the undersigned is entitled to vote at the 2018 Annual Shareholders' Meeting of Cerner Corporation to be held on May 18, 2018, and at any postponement or adjournment thereof, on the transaction of any and all business which may come before said meeting, as fully and with the same effect as the undersigned might or could do if personally present for the purposes set forth. The undersigned hereby acknowledges receipt of the Notice of Annual Shareholders' Meeting and Proxy Statement, dated April 6, 2018, and the 2017 Annual Report to Shareholders.

This Proxy Card will be voted "FOR" the election of director nominees: Mitchell E. Daniels, Jr. and Clifford W. Illig, and "FOR" Proposals #2 and #3 if no choices are selected for any such proposals.

If you want to vote in accordance with the recommendation of the Board of Directors, simply sign where indicated on the other side and return this card.

PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY IN THE ENVELOPE PROVIDED.

Continued and to be signed and dated on reverse side